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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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INTERVAL LEISURE GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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INTERVAL LEISURE GROUP, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

        Notice is hereby given that the Annual Meeting of Stockholders of Interval Leisure Group, Inc., a Delaware corporation, will be held at the our offices located at 6262 Sunset Drive, Miami, Florida 33143, on Monday, May 12, 2014, at 3:00 p.m., local time, for the following purposes:

  1.
  To elect each of the nine nominees named in the accompanying proxy statement (or, if necessary, any substitute nominees selected by our board of directors) as a director, each to serve until the 2015 annual meeting and until his or her successor is duly elected and qualified;

  2.
  To approve a non-binding advisory resolution on executive compensation;

  3.
  To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for Interval Leisure Group for the fiscal year ending December 31, 2014; and

  4.
  To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        Only stockholders of record at the close of business on March 21, 2014 will be entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting.

        Your vote is important.    Whether or not you plan to attend the meeting, please vote as soon as possible. You may vote your shares via a toll-free telephone number or over the Internet. If you received a proxy card or voting instruction card by mail, you also may submit your proxy card or voting instruction card by completing, signing, dating and mailing your proxy card or voting instruction card in the envelope provided. Any stockholder attending the meeting may vote in person, even if you have already returned a proxy card or voting instruction card.

By Order of the Board of Directors,

Victoria J. Kincke Secretary

Dated: March 27, 2014

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding Availability of Proxy Materials for the Stockholder Meeting on May 12, 2014.

        The 2014 Proxy Statement and 2013 Annual Report on Form 10-K are available at the website listed below beginning on or about April 1, 2014:

  •
  http://www.proxyvote.com

INTERVAL LEISURE GROUP, INC.
6262 SUNSET DRIVE
MIAMI, FLORIDA 33143

PROXY STATEMENT FOR THE
2014 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

        This proxy statement and the enclosed proxy card are furnished to you in connection with the solicitation of proxies by the board of directors of Interval Leisure Group, Inc., or ILG, for use at ILG's 2014 Annual Meeting of Stockholders. This proxy statement summarizes information you need to know to vote at the annual meeting. The annual meeting will be held at our principal executive office located at 6262 Sunset Drive, Miami, Florida 33143, on Monday, May 12, 2014, at 3:00 p.m., local time. Our telephone number is (305) 666-1861.

        The proxy materials, including this proxy statement, proxy card and our 2013 annual report, are being made available on or about April 1, 2014 to all stockholders of record on March 21, 2014. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

        Electronic Access.    In accordance with rules and regulations adopted by the SEC, we have elected to provide our stockholders access to our proxy materials over the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials, which we refer to as the Notice, was mailed on or about April 1, 2014 to our stockholders who owned our common stock at the close of business on March 21, 2014. Stockholders have the ability to access the proxy materials on a website referred to in the Notice or request a printed set of the proxy materials be sent to them by following the instructions in the Notice.

        The Notice also provided instructions on how you can elect to receive future proxy materials electronically or in printed form by mail. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to the proxy materials and a link to the proxy voting site. Your election to receive proxy materials electronically or in printed form by mail will remain in effect until you terminate such election. Choosing to receive future proxy materials electronically will allow us to provide you with the information you need in a timelier manner, will save us the cost of printing and mailing documents to you and will conserve natural resources.

        Cost of Solicitation.    We will bear the expense of soliciting proxies. In addition to these proxy materials, our directors and employees (who will receive no compensation in addition to their regular compensation) may solicit proxies in person, by telephone or email. We will reimburse banks, brokers and other custodians, nominees and fiduciaries for reasonable charges and expenses incurred in forwarding soliciting materials to their clients.

QUESTIONS AND ANSWERS

Who may vote at the meeting?

        If you owned our stock on March 21, 2014, the record date, you may attend and vote at the meeting. As of March 21, 2014, there were 57,724,851 shares of our common stock outstanding and entitled to vote at the meeting. Holders of our common stock at the close of business on the record date are entitled to one vote per share on all matters voted on at the meeting.

What is the quorum requirement for the meeting?

        We will have a quorum and will be able to conduct the business of the annual meeting if the holders of a majority of the outstanding shares of our common stock as of the record date are present at the annual meeting, either in person or by proxy. Proxies we receive marked as abstentions or broker non-votes (shares held in "street name" by a broker or nominee that does not have discretionary authority to vote on a particular matter and has not received voting instructions from its client) will be included in the calculation of the number of shares considered to be present at the meeting.

What matters will ILG stockholders vote on at the annual meeting and what vote is required for each?

ILG stockholders will vote on the following proposals:

  •
  Proposal 1—To elect each of the nine nominees named in this proxy statement (or, if necessary, any substitute nominees selected by our board of directors) as a director, each to serve until the 2015 annual meeting and until his or her successor is duly elected and qualified.

    Directors are elected by a plurality of votes cast. If you do not vote for a nominee, or if you indicate "Withhold Authority" for the nominee on your proxy card, your vote will not count either for or against a nominee. Abstentions and broker non-votes will not be voted in favor of the election of directors and also will not be counted as votes cast in the election of directors. Accordingly, abstentions and broker non-votes will have no effect on the voting regarding this proposal.

  •
  Proposal 2—To approve a non-binding advisory resolution on executive compensation.

    This proposal requires the affirmative approval of a majority of votes cast by holders of our common stock present in person, or by proxy, at the Annual Meeting. Abstentions and broker non-votes will not be considered votes cast on the proposal and will not have a positive or negative effect on the outcome of this proposal.

  •
  Proposal 3—To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for Interval Leisure Group for the fiscal year ending December 31, 2014.

    Proposal 3 requires the affirmative approval of a majority of votes cast by holders of our common stock present in person, or by proxy, at the annual meeting. Abstentions and broker non-votes will not be considered votes cast on the proposal and will not have a positive or negative effect on the outcome of this proposal.

The Board recommends that you vote FOR the election of the nine directors listed in Proposal 1, FOR Proposal 2 and FOR Proposal 3.

How will my shares be voted?

        The common stock represented by your proxy will be voted in accordance with specifications provided on your proxy or voting instruction card or with specifications you provided by telephone or Internet. If any other matters shall properly come before the annual meeting, the persons named in your proxy, or their substitutes, will determine how to vote thereon in accordance with their judgment. The board of directors does not know of any other matters that will be presented for action at the annual meeting.

What happens if I do not give specific voting instructions?

  •
  Stockholders of Record.  If you are a stockholder of record and you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement for the election of the nine directors as set forth under Proposal 1 (Election of Directors), in favor of

    Proposal 2 (approval of the non-binding advisory resolution on executive compensation) and in favor of Proposal 3 (ratification of Ernst & Young LLP as independent registered public accounting firm) and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the annual meeting.

  •
  Beneficial Owners of Shares Held in Street Name.  If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a "non-routine" matter, the organization that holds your shares will note that it does not have the authority to vote on such matters with respect to your shares. This is generally referred to as a "broker non-vote." We believe that Proposal 3 will be considered a "routine" matter and Proposals 1 and 2 will be considered "non-routine." Therefore it is important that you provide voting instructions to your broker.

How can I get electronic access to the proxy materials?

        You can view the proxy materials for the meeting on the Internet at www.proxyvote.com. Please have your 12 digit control number available. Your 12 digit control number can be found on your Notice. If you received a paper copy of your proxy materials, your 12 digit control number can be found on your proxy card or voting instruction card. Our proxy materials are also available on our Investor Relations website at www.iilg.com.

Can I vote my shares by filling out and returning the Notice?

        No. The Notice will, however, provide instructions on how to vote by Internet, by telephone, by requesting and returning a paper proxy card or voting instruction card, or by submitting a ballot in person at the meeting.

What do I need to do to vote at the annual meeting?

        We encourage you to vote promptly. Telephone and Internet voting are available through 11:59 p.m. Eastern Time on Sunday, May 11, 2014. If your shares are registered in your name, then you are a "registered holder" and you may vote in person at the annual meeting or by proxy. Registered and beneficial holders may vote in one or more of the following ways:

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  By Telephone.  You may vote your shares by calling 1-800-690-6903 and following instructions provided by the recorded message. You may vote by telephone 24 hours a day. The telephone voting system allows you to confirm that the system has properly recorded your votes.

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  By Internet.  You may vote your shares over the Internet by logging onto www.proxyvote.com using the 12 digit control number found on your Notice, proxy card or voting instruction card and following the steps outlined on the secure website. As with the telephone voting system, you will be able to confirm that the system has properly recorded your votes.

  •
  By Mail.  If you have received printed proxy materials, you may vote by mail by completing and signing your proxy card if your shares are held of record in your name or, for shares held beneficially in "street name," by following the voting instructions included by your stockbroker, trustee or nominee, and mailing it in the enclosed envelope.

  •
  In Person.  If your shares are held of record by our transfer agent in your name as of the record date, you may vote at the meeting by providing a ballot or proxy at the annual meeting. If you are a beneficial holder of shares held in "street name" through a broker, trustee, bank or other nominee that holds shares on your behalf, you may vote in person at the annual meeting by obtaining a legal proxy from the nominee that holds your shares.

        Only persons with proof of stock ownership will be admitted to the annual meeting. If you are a registered stockholder, please bring a form of photo identification with you to the annual meeting. If your shares are not registered in your name, you must bring proof of share ownership (such as a recent bank or brokerage firm account statement, together with photo identification) to be admitted to the annual meeting.

Can I change my vote?

        You may revoke your proxy at any time before a vote is taken at the meeting by giving notice to us in writing or at the meeting or by executing and forwarding a later-dated proxy to us or voting a later proxy by telephone or the Internet. Your presence at the annual meeting will not automatically revoke your proxy. If you are a beneficial stockholder only, you should check with the broker, trustee, bank or other nominee who holds your shares to determine how to change or revoke your vote.

 PROPOSAL 1—ELECTION OF DIRECTORS

        At the annual meeting, ILG's stockholders will be asked to vote for the election of the nine director nominees named below, each to serve until the next annual meeting and until his or her successor is duly elected and qualified. All of the nominees are incumbent directors. Liberty Interactive Corporation (formerly Liberty Media Corporation) has the right to nominate up to 20% of the directors serving on ILG's board, as described in more detail below under "Certain Relationships and Related Transactions—Spinco Agreement."

        Common stock represented by proxies, unless otherwise specified, will be voted for the election of the nine nominees. If, by reason of death or other unexpected occurrence, any one or more of the nominees should not be available for election, the proxies will be voted for the election of one or more substitute nominees as the board may nominate.

Information Regarding the Director Nominees

        Craig M. Nash, age 60, has served as President and Chief Executive Officer of ILG since May 2008 and as Chairman of the Board of ILG since August 2008 and has served as President of Interval International, Inc., or Interval, since August 1989 and Chief Executive Officer of Interval since March 1998. Prior to assuming this role, Mr. Nash served in a series of increasingly significant roles with Interval, including as General Counsel and Vice President of Regulatory Affairs. Mr. Nash joined Interval in 1982. Mr. Nash serves on the Board of Directors of the American Resort Development Association and is also a member of its Executive Committee.

        David Flowers, age 59, has served as a director of ILG since August 2008. Mr. Flowers has served as Senior Vice President and Managing Director, Alternative Investments of Liberty Media Corporation, which holds ownership interests in a broad range of electronic retailing, media, communication and entertainment businesses, since October 2000, Treasurer since April 1997 and Vice President since June 1995. He also served as Senior Vice President and Treasurer of Discovery Holding Company from May 2005 to September 2008. Mr. Flowers is a member of the board of directors of Sirius XM Radio Inc., a subscription satellite radio company.

        Mr. Flowers was nominated as a director of ILG by Liberty Interactive Corporation (formerly Liberty Media Corporation).

        Victoria L. Freed, age 57, has served as a director of ILG since October 2012. She has also served as Senior Vice President, Sales, Trade Support and Service for Royal Caribbean International, a global cruise vacation company, since January 2008. Prior to joining Royal Caribbean, she spent 29 years with Carnival Cruise Lines, where she was Senior Vice President of Sales and Marketing for 15 years. From 1998 to 2000, Ms. Freed also served as the first female chairman of the Cruise Line International Association, the marketing and travel agent training arm of the North American cruise industry. Ms. Freed earned a bachelor's degree in business with an emphasis in marketing from the University of Colorado. She also holds a Certified Travel Counselor (CTC) designation.

        Gary S. Howard, age 63, has served as a director of ILG since August 2008. Mr. Howard served as Executive Vice President and Chief Operating Officer of Liberty Media Corporation from July 1998 to February 2004 as well as serving on Liberty Media Corporation's board of directors from July 1998 until January 2005. Additionally, Mr. Howard held several executive officer positions with companies affiliated with Liberty Media Corporation. Mr. Howard served on the board of directors of Dish Network Corporation prior to August 2013 and has served on the board of directors of Vubiquity, a private company that provides multi-platform video services, since September 2010.

        Mr. Howard was nominated as a director of ILG by Liberty Interactive Corporation (formerly Liberty Media Corporation).

        Lewis J. Korman, age 69, has served as a director of ILG since August 2008. Mr. Korman is a business advisor to various companies: Trident Media Group, a literary agency in the media business, since 2002; Sandler Travis Trade Advisory Services, Inc., a customs management, consulting and trade compliance company, since 2006; Sandler, Travis & Rosenberg, an international trade law firm and business practice, since 2007. Since 1999, Mr. Korman has been a director of Learning Express LLC, a company engaged in test preparation for occupational certification and test assessment for educational institutions through the internet. From 1998 through 2007, Mr. Korman served as Vice Chairman of RAB Holdings, which owned Millbrook Distribution Services (a distributor of specialty foods and health and beauty products to supermarkets), and The B. Manischewitz Company (a manufacturer of kosher and related ethnic food products). From 1997 to 2009, he was an advisor to X.L. Capital, Ltd., a reinsurance company. From 1992 to 1997, until acquired by a predecessor of IAC/InterActiveCorp, Mr. Korman was President and Chief Operating Officer of Savoy Pictures Entertainment, motion picture distributor and owner of four Fox affiliated television stations. He served as Senior Executive Vice President and Chief Operating Officer of Columbia Pictures Entertainment (motion picture and television production and distribution) from 1988 until 1989, and as Senior Executive Vice President of its predecessor, TriStar Pictures from 1987 until it merged with Columbia in 1988. Mr. Korman was a partner in a law firm until 1986.

        Thomas J. Kuhn, age 51, has served as a director of ILG since August 2008. Mr. Kuhn has been the managing member of Doorbrook, LLC, an advisory and investment firm since January 2014. From 2000 through December 2013, Mr. Kuhn was a Managing Director at Allen & Company LLC, an investment banking firm. Prior to joining Allen, he had been the Senior Vice President and General Counsel of USA Networks, Inc. (a predecessor to IAC).

        Thomas J. McInerney, age 49, has served as a director of ILG since May 2008. Mr. McInerney served as Executive Vice President and Chief Financial Officer of IAC from January 2005 through March 2012. Mr. McInerney previously served as Chief Executive Officer of IAC's Retailing sector from January 2003 through December 2005. Prior to this time, Mr. McInerney served as Executive Vice President and Chief Financial Officer of Ticketmaster (prior to it becoming a wholly-owned subsidiary of IAC in January 2003) and its predecessor company, Ticketmaster Online-Citysearch, Inc., since May 1999. Prior to joining Ticketmaster, Mr. McInerney worked at Morgan Stanley, most recently as a Principal. Mr. McInerney currently serves as a director of HSN Inc., a television and online retailer and of Yahoo! Inc., a digital media company.

        Thomas P. Murphy, Jr., age 65, has served as a director of ILG since August 2008. Mr. Murphy is Chairman and Chief Executive Officer of Coastal Construction Group, a construction company, which he founded in 1989. Mr. Murphy has over 40 years of construction and development experience, which encompasses hospitality, resort, office, retail, industrial, institutional and residential projects. Mr. Murphy is an honorary board member of Baptist Health Systems of South Florida and is a member of the National Construction Industry Round Table, the National Association of Home Builders and the Florida Home Builders Association. He also serves as a director of The St. Joe Company, a New York Stock Exchange (NYSE) listed real estate developer.

        Avy H. Stein, age 59, has served as a director of ILG since August 2008 and as Lead Director since December 2008. Mr. Stein is a Managing Partner of Willis Stein & Partners, a Chicago-based private equity firm that invests in companies in the consumer, education, healthcare and specialized business service industries. Mr. Stein co-founded Willis Stein & Partners with John Willis in 1994. Mr. Stein serves many philanthropic organizations. He is a co-chairman of the Development Council for B.U.I.L.D. (Broader Urban Involvement in Leadership Development), an organization that provides career and educational development for inner city youth, a member of the Board of Trustees, former Chairman of the audit and risk committee and Treasurer, and current Chairman of the Investment Committee and acting member of the Executive Committee of the Ravinia Festival; as well as a member of the Economic Club and Commercial Club of Chicago and The Standard Club. Mr. Stein also serves on the Board of Directors and compensation and nominating and corporate governance committees of Roundy's, Inc., a NYSE-listed grocer in the Midwest. Mr. Stein is a certified public accountant, and received his law degree in 1980 from Harvard University.

 CORPORATE GOVERNANCE

Board of Directors

        Qualifications.    Our board of directors is comprised of individuals with an array of operating, finance, sales and legal experience in a variety of industries. As such, they each bring an informed perspective on matters we face as a public company, including experience reading and understanding and/or preparing financial statements, compensation determinations, regulatory compliance, corporate governance, public affairs and legal matters. Our board of directors believes that each of the directors is qualified to serve as a director and member of the committees on which each serves because of the skills and qualifications acquired based on the following experience:

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  Mr. Flower's financial, investment and public company experience as a senior finance executive of a large public company,

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  Ms. Freed's sales and marketing experience in the leisure industry as a senior executive with cruise companies;

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  Mr. Howard's operations, financial, accounting and public company experience as a chief executive officer, chief operating officer and finance executive at public and private companies and as a former certified public accountant,

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  Mr. Korman's operational and legal experience and his experience reading and understanding financial statements as a senior operating executive at several large public companies and as a business consultant and lawyer,

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  Mr. Kuhn's financial, legal and public company experience and his experience reading and understanding financial statements as a managing director at an investment banking firm and as the general counsel of a public company,

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  Mr. McInerney's financial and public company experience as the chief financial officer of a public company and his familiarity with ILG's business and operations as an executive of our former parent company,

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  Mr. Murphy's operational and related industry experience in development of resorts as the chief executive officer of a construction and development company,

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  Mr. Nash's industry, strategic, operational and legal experience as our chief executive officer and as a member of the executive committee of the American Resort Development Association as well as his role in promoting constructive regulations regarding the shared ownership industry, and

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  Mr. Stein's financial, accounting and legal experience as a managing partner in a private equity firm and as a certified public accountant and lawyer, and his familiarity with ILG's business and operations as a principal of the private equity firm that previously owned Interval.

        Several of our directors also serve on the boards of one or more other publicly traded companies. We believe ILG benefits from the experience and expertise our directors gain from serving on those boards. The board of directors also believes that it is important to effective board governance and collaboration to have our chief executive officer serve on the board.

        Director Independence.    ILG's board of directors currently consists of nine members. The board of directors has affirmatively determined that each of Ms. Freed, Mr. Howard, Mr. Korman, Mr. Kuhn, Mr. McInerney, Mr. Murphy and Mr. Stein are "independent directors" within the meaning of the NASDAQ's listing standards. In making this determination, the board of directors considers information regarding transactions, relationships and arrangements involving ILG and its businesses and each director that it deems relevant to independence, including those required by NASDAQ listing standards. This information is obtained from director responses to a questionnaire circulated by ILG management, ILG records and publicly available information. ILG management monitors those transactions, relationships and arrangements that are relevant to determinations of independence, and solicits updated information potentially relevant to independence from internal personnel and directors, to determine whether there have been any developments that could potentially have an adverse impact on ILG's prior independence determinations.

        Consistent with these considerations, the board of directors has reviewed all relationships and material transactions past and present between ILG and the members of the board (and their respective affiliated companies) and has affirmatively determined that each of Ms. Freed, Mr. Howard, Mr. Korman, Mr. Kuhn, Mr. McInerney, Mr. Murphy and Mr. Stein are "independent directors" within the meaning of the NASDAQ's listing standards. In particular, the board considered past relationships which directors had with ILG, its former parent, IAC, with Liberty Interactive Corporation (formerly Liberty Media Corporation) as well as, for Ms. Freed, commercial transactions between ILG's businesses and Royal Caribbean International's businesses.

        With respect to the remaining directors, (i) Mr. Nash is an executive of ILG, and (ii) Mr. Flowers is a Senior Vice President of Liberty Media Corporation.

        Governance Guidelines.    ILG's board of directors has adopted Corporate Governance Guidelines that are available on our website at www.iilg.com under "Corporate Governance."

        Meetings.    During 2013, the board of directors held four meetings. All of our directors attended at least 75% of these meetings during their service as a director. Our directors are encouraged but not required to attend the annual meeting of stockholders. At our 2013 Annual Meeting of Stockholders, three of our directors were in attendance. The independent directors of the board regularly meet in executive session without management.

        Board Leadership Structure.    Mr. Nash serves as both our Chairman of the Board and our President and Chief Executive Officer. We believe that by serving in these dual capacities, Mr. Nash is well-situated to execute our business strategy. Because Mr. Nash has primary management responsibility with respect to the day-to-day business operations of our company, he is in the most effective position to chair regular meetings of the board of directors and to help ensure that key business issues are communicated to the board of directors. Mr. Stein has been our lead director since December 2008. As lead director, Mr. Stein serves as a liaison between the Chairman of the Board and the other directors and presides at meetings of the independent directors.

        Risk Oversight.    Risk assessment and management is an integral part of our board of director and committee deliberations throughout the year. Our board of directors' role primarily is oversight of the risk management processes implemented by our management team. This role is performed through the board committees as well as the board of directors as a whole. The audit committee annually reviews an assessment prepared by management of the critical risks facing ILG, their relative magnitude and management's actions to mitigate these risks. The audit committee also monitors risks related to investments and liquidity, financial covenants and related party transactions. The compensation committee reviews risks relating to our compensation practices as described below under "Compensation Risk Analysis." The results of these reviews are discussed with the entire board of directors which also reviews overall strategic and operational risks. We believe these risk oversight functions allow our directors to make well-informed decisions and increase the effectiveness of our leadership structure. The roles of the board of directors and its committees in the risk oversight process have not affected the board leadership structure.

Committees of the Board of Directors

        The board of directors has a standing audit committee, compensation and human resources committee, and nominating committee, each of which operates under a written charter, as well as an executive committee. Current copies of these charters are available to stockholders on our website, www.iilg.com, under "Corporate Governance." Each director serving as a member of a board committee, other than the executive committee, is an independent director within the meaning of the NASDAQ's listing standards applicable to such members and under the applicable committee's charter.

        The following table sets forth the current members of each standing committee of our board of directors:

Name	Audit	Compensation	Nominating	Executive
Craig M. Nash				X
David Flowers
Victoria L. Freed
Gary S. Howard	X
Lewis J. Korman	C		X
Thomas J. Kuhn	X		C	X
Thomas J. McInerney
Thomas P. Murphy, Jr.		X
Avy H. Stein		C		X

X
= member, C = Chair

        Audit Committee.    The members of the audit committee are Mr. Howard, Mr. Kuhn and Mr. Korman (chairman). The audit committee assists the board of directors in fulfilling its oversight responsibilities for the integrity of our accounting, auditing, financial reporting and financial control practices. The audit committee monitors:

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  the integrity of ILG's financial statements,

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  the effectiveness of ILG's internal control over financial reporting,

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  the qualifications and independence of ILG's independent registered public accounting firm,

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  the performance of ILG's internal audit function and independent registered public accounting firm and

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  the compliance by ILG with legal and regulatory requirements.

In addition, the audit committee considers and pre-approves audit and any non-audit services proposed to be performed by the independent registered public accounting firm. The audit committee also reviews related party transactions, our code of ethics, hedging and derivatives strategies, and the process for receiving, retaining and treating employee complaints regarding accounting, internal control over financial reporting and auditing matters.

        Our board of directors has determined that Mr. Howard meets the requirements for an audit committee financial expert under Item 407 of Regulation S-K promulgated under the Securities Act of 1933. During 2013, the audit committee held ten meetings. Each committee member attended more than 75% of the aggregate number of meetings of the audit committee.

        Compensation and Human Resources Committee.    The members of the compensation and human resources committee are Mr. Murphy and Mr. Stein (chairman). The compensation and human resources committee is authorized to exercise all of the powers of the ILG board of directors with respect to matters pertaining to compensation and benefits that affect the executive officers of ILG, including, but not limited to:

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  salary,

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  incentive/bonus plans,

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  stock compensation plans, and

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  retirement programs.

        During 2013, the compensation and human resources committee held four meetings and each committee member attended more than 75% of these meetings.

        To assist in its review of compensation decisions, the compensation and human resources committee has retained the services of an independent compensation consultant. The consultant works for the compensation committee in connection with its review of executive and non-employee director compensation practices (for the nominating committee), including the competitiveness of executive and director pay levels, executive incentive design issues, market trends in executive and director compensation and technical considerations. The independent consultant is Meridian Compensation Partners (Meridian). Meridian's services to ILG are limited to advising the compensation committee on executive compensation and the nominating committee on director compensation; they do no other work for ILG. The compensation committee reviews and evaluates the independence of its consultant each year and has the final authority to hire and terminate the consultant. In considering Meridian's independence, numerous factors were reviewed relating to Meridian and the individuals providing services to ILG, including those required by the SEC and the NASDAQ. Based on a review of these factors, the compensation committee has determined that Meridian is independent and that no conflict of interest exists with Meridian.

        For more information on how executive compensation decisions are made, see "Compensation Discussion and Analysis."

        Nominating Committee.    The members of the nominating committee are Mr. Korman and Mr. Kuhn (chairman). The nominating committee:

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  identifies and recommends for nomination qualified individuals for election as directors,

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  oversees the composition of the committees of the board of directors,

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  oversees periodic self-evaluation of the board of directors and its committees, and

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  reviews compensation of directors.

        During 2013, the nominating and corporate governance committee held three meetings, and each committee member attended more than 75% of these meetings.

        Stockholders may recommend individuals to the nominating committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of ILG's common shares for at least a year as of the date such recommendation is made, to the following address: Interval Leisure Group, Inc., 6262 Sunset Drive, Miami, Florida 33143, Attn: Victoria J. Kincke, Secretary. Any such recommendation should be accompanied by a written statement from the candidate of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director. Assuming that appropriate biographical and background material has been provided on a timely basis, the nominating committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. See "Other Matters-Stockholder Proposals for 2015 Annual Meeting" below.

        The nominating committee has not established specific minimum qualifications a candidate must have in order to be recommended to the board of directors. However, in determining qualifications for directors, the committee considers whether the potential candidate qualifies as independent under NASDAQ listing standards, his or her familiarity with reviewing or preparing financial statements and other skills and experience, as well as whether such candidate will effectively serve stockholders' long-term interests and contribute to ILG's overall corporate goals. As stated in our Corporate Governance Guidelines, the committee and the board of directors seek to include a diversity of backgrounds, perspectives and skills among board members. While the committee does not use any particular benchmarks with respect to these qualities, it looks to include a balance of backgrounds, perspectives and skills on the board of directors as a whole. The nominating committee will consider potential board candidates recommended by stockholders and others, including management and current directors and the nominating committee may retain a board search consultant to assist in searching for potential board candidates. The committee has not engaged a consultant at this time.

        Executive Committee.    The members of the executive committee are Mr. Nash, Mr. Kuhn and Mr. Stein. The executive committee has all the power and authority of the ILG board of directors, except those powers specifically reserved to the ILG board of directors by Delaware law or ILG's organizational documents.

        Other Committees.    In addition to the foregoing committees, the ILG board of directors, by resolution, may from time to time establish other committees of the ILG board of directors, consisting of one or more of its directors.

Stockholder Communications with the Board of Directors

        Any stockholder who desires to communicate with any of the members of ILG's board of directors may do so electronically by sending an email to boardofdirectors@iilg.com. Alternatively, a stockholder may communicate with the members of the board of directors by writing to Interval Leisure Group, Inc., 6262 Sunset Drive, Miami, Florida 33143, Attn: Victoria J. Kincke, Secretary. Communications may be addressed to an individual director, a board committee, the non-management directors or the full board of directors. All such communications must identify the author as a stockholder and provide evidence of the sender's stock ownership. Communications received by the Secretary will be reviewed by the Secretary and, if appropriate, distributed to the appropriate directors. Solicitations for the sale of merchandise, publications or services of any kind will not be forwarded to the directors.

Director Compensation

        Non-Employee Director Arrangements.    Each member of the ILG board of directors that is not an employee of ILG or its affiliates receives an annual retainer in the amount of $50,000. Each member of the audit and compensation and human resources committees (including their respective chairs) receives an additional annual retainer in the amount of $10,000. Each member of the nominating committee (including its chair) receives an additional annual retainer in the amount of $5,000. Lastly, the chair of each of the audit and compensation and human resources committees receives an additional annual chairperson retainer in the amount of $15,000.

        In addition, each non-employee director receives a grant of restricted stock units, or RSUs, with a dollar value of $100,000 upon his or her initial election to the ILG board of directors and annually thereafter upon re-election on the date of ILG's annual meeting of stockholders. The terms of these restricted stock units provide for (i) vesting in two equal annual installments commencing on the first anniversary of the grant date, (ii) cancellation and forfeiture of unvested units in their entirety upon termination of service with the ILG board of directors and (iii) full acceleration of vesting upon a change in control of ILG. Non-employee directors are also reimbursed for all reasonable expenses incurred in connection with attendance at ILG board and committee meetings.

        Director Stock Ownership Guidelines.    In order to further align the interests of our directors with those of our stockholders, our board of directors maintains stock ownership guidelines for non-employee directors. These guidelines generally require directors that are not employed by us or our affiliates to maintain ownership of our common stock in an amount not less than three times the amount of the annual cash retainer for board service, subject to a grace period from either the adoption of the policy or commencement of service.

        The guidelines are administered by the nominating committee. As of March 21, 2014, all of our non-employee directors were in compliance with the guidelines.

        Deferred Compensation Plan for Non-Employee Directors.    Under ILG's Deferred Compensation Plan for Non-Employee Directors, non-employee directors are able to defer all or a portion of their board and board committee fees. Eligible directors who defer all or any portion of these fees can elect to have such fees applied to the purchase of share units, representing the number of shares of ILG common stock that could have been purchased on the relevant date, or credited to a cash fund. If any dividends are paid on ILG common stock, dividend equivalents will be credited on the share units. The cash fund will be credited with deemed interest at an annual rate equal to the weighted average prime lending rate of JPMorgan Chase Bank. After a director ceases to be a member of the ILG board of directors, he or she will receive (i) with respect to share units, such number of shares of ILG common stock as the share units represent and (ii) with respect to the cash fund, a cash payment in an amount equal to deferred amounts, plus accrued interest. These payments will be made in either one lump sum or up to five installments, as previously elected by the eligible director at the time of the related deferral election.

        The following table and footnotes provide information regarding the compensation of non-employee members of ILG's board of directors for fiscal year 2013.

Director Compensation

	Total Fees Earned or Paid in Cash
Name	Fees Paid in Cash ($)	Fees Deferred ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
David Flowers(4)	—	—	—	—	—
Victoria Freed(5)	50,000		100,004	3,015	153,019
Gary Howard(6)	60,000	—	100,004	2,521	162,525
Lewis Korman(6)	80,000	—	100,004	2,521	182,525
Thomas Kuhn(6)	—	65,000	100,004	9,866	174,870
Thomas McInerney(6)	50,000	—	100,004	2,521	152,525
Thomas Murphy, Jr.(6)	60,000	—	100,004	2,521	162,525
Avy Stein(6)	—	75,000	100,004	8,187	183,191

(1)
Represents the dollar value of fees elected to be deferred pursuant to ILG's Deferred Compensation Plan for Non-Employee Directors, as described above. For 2013, Mr. Kuhn and Mr. Stein elected for this entire amount to be deferred as share units.

(2)
All amounts for stock awards are the aggregate grant date fair value of the RSUs computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation ("ASC Topic 718"). Each non-employee director received 4,600 restricted stock units on May 21, 2013.

(3)
Includes dollar amount of dividends on restricted stock units that are accrued as additional RSUs. For Mr. Kuhn and Mr. Stein these amounts also include the dollar amount of dividends on deferred fees that are accrued as additional share units.

(4)
Mr. Flowers is an employee of our affiliate and does not receive any compensation for his services as a director of ILG.

(5)
Ms. Freed held 7,397 RSUs as of December 31, 2013.

(6)
Each of Messrs. Howard, Korman, Kuhn, McInerney, Murphy and Stein held 7,706 RSUs as of December 31, 2013.

        The nominating committee has primary responsibility for establishing non-employee director compensation arrangements, which are designed to provide competitive compensation necessary to attract and retain high quality non-employee directors and to encourage ownership of ILG stock to further align directors' interests with those of ILG's stockholders. When considering non-employee director compensation arrangements, the nominating committee consulted with Meridian Compensation Partners, LLC regarding trends in non-employee director compensation arrangements prior to determining not to make any adjustments for 2013.

Compensation Committee Interlocks and Insider Participation

        Mr. Stein and Mr. Murphy served on our compensation and human resources committee during 2013 and neither has been an officer or employee of ILG. None of ILG's executive officers or directors serves or has served on the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of ILG's board of directors or compensation committee.

 COMPENSATION DISCUSSION AND ANALYSIS

Overview

        During 2013 ILG's principal business segment, Membership and Exchange was able to grow revenue by further adoption of the Interval Platinum membership tier and the Club Interval product. Our Management and Rental segment benefitted from an additional two months of the Vacation Resorts International business that we acquired in February 2012 as well as the two acquisitions we completed in the fourth quarter of 2013. The purchase of the CLC World Resorts and Hotels European shared ownership management business by our VRI Europe joint venture and the acquisition of Aqua Hospitality and Aqua Hotels and Resorts further positioned our business for success. The following chart summarizes key financial results for 2013 compared to 2012 and 2011 (dollars in millions except per share and percentage data):

	Year Ended December 31,
	2013	Year over Year % Change	2012	Year over Year % Change	2011
Revenue	$501.2	5.9%	$473.3	10.4%	$428.8
Net income attributable to common stockholders	$81.2	99.5%	$40.7	(1.0)%	$41.1
Non-GAAP net income(1)	$79.1	52.2%	$52.0	26.3%	$41.1
Adjusted EBITDA reported(2)	$166.2	5.8%	$157.1	3.1%	$152.3
Adjusted EBITDA incentive calculation(3)	$169.5	7.6%	$157.2	4.1%	$151.0
Diluted earnings per share	$1.40	97.2%	$0.71	0.0%	$0.71
Non-GAAP diluted earnings per share(4)	$1.37	50.5%	$0.91	28.2%	$0.71
Price per share at December 31(5)	$30.91	59.4%	$19.39	42.5%	$13.61

(1)
Non-GAAP net income is defined as net income attributable to common stockholders excluding impact of correcting a prior period net understatement in the current year-to-date financials and excluding the prior year non-cash loss on extinguishment of our indebtedness, net of tax. Reconciliation to net income attributable to common stockholders is provided in Appendix A.

(2)
Adjusted EBITDA is defined as net income attributable to common stockholders, excluding, if applicable (a) non-cash compensation expense, (b) depreciation expense, (c) amortization expense of intangibles, (d) goodwill and asset impairments, (e) income taxes, (f) interest income and interest expense, (g) acquisition related and restructuring costs, (h) other non-operating income and expense and (i) the impact of correcting prior period items. ILG has recast Adjusted EBITDA for all prior periods presented in our 2013 Form 10-K filed with the SEC to include acquisition related and restructuring costs. Reconciliation to net income attributable to common stockholders is provided in Appendix A. ILG's presentation of Adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.

(3)
For purposes of both annual and long-term incentive calculations, Adjusted EBITDA is defined as net income excluding, if applicable: (1) non-cash compensation expense, (2) depreciation expense, (3) amortization expense, (4) goodwill and asset impairments, (5) income tax provision, (6) interest income and interest expense, (7) other non-operating income and expense, (8) one-time charges, and (9) beginning with the year ended December 31, 2013, acquisition related costs. The compensation committee determined that acquisition related fees would be excluded from Adjusted EBITDA for periods beginning January 1, 2013. Reconciliation to net income attributable to common stockholders is provided in Appendix A.

(4)
Non-GAAP diluted earnings per share is defined as Non-GAAP net income divided by the weighted average number of shares of common stock and dilutive securities outstanding during the period. Reconciliation to diluted earnings per share is provided in Appendix A.

(5)
Based on the closing price for ILG shares on The NASDAQ Stock Market on that date.

        For 2013, the compensation and human resources committee (often referred to as the compensation committee) made a number of decisions including the approval of select changes to the executive compensation program based, in part, on recommendations from management and the committee's independent consultant. The following is a summary of the compensation committee decisions and actions in 2013:

  •
  Base salary for the named executive officers (as defined below) remained the same as the prior year and have remained at this level since 2008, with the exception of Mr. Harvey's base salary which was increased 7.7%.

  •
  2013 annual incentive awards were based on a combination ILG performance against revenue growth and Adjusted EBITDA targets; the named executive officers target annual incentive payout opportunities were the same as 2012. These 2013 annual incentive awards were earned at 121.5% of target for Adjusted EBITDA-based awards and 107.5% of target for revenue based awards.

  •
  Granted performance RSUs, 60% of which were based on a cumulative three-year adjusted EBITDA target and 40% were based on relative Total Shareholder Return ("TSR") against the Russell 2000 and a Hotels, Restaurant and Leisure subset of the Russell 2000, consistent with the prior year. This design is the same as the 2012 performance RSUs.

  •
  Granted 2013 executive leadership RSUs were granted which cliff-vest at the end of three years subject to obtaining certain performance goals during 2013.

  •
  Recommended approval of the 2013 Interval Leisure Group Stock and Incentive Compensation Plan that was adopted by stockholders in May 2013.

        The following compensation discussion and analysis discusses our executive compensation programs for 2013. This section focuses on the compensation decisions made for the following individuals who are referred to as the named executive officers:

Craig M. Nash	Chairman, President and Chief Executive Officer
Jeanette E. Marbert	Executive Vice President and Chief Operating Officer
William L. Harvey	Executive Vice President and Chief Financial Officer
Victoria J. Kincke	Senior Vice President, General Counsel and Secretary
John A. Galea	Senior Vice President and Chief Accounting Officer

Philosophy and Objectives of Compensation

        ILG's executive officer compensation program is designed to attract, reward, motivate, and retain top executives and to provide appropriate incentives for achieving ILG's goals and objectives. A significant portion of each executive's pay is variable and based on corporate performance. The following charts show the pay mix at target for the chief executive officer and the average pay mix at target for the other named executive officers.

        ILG's compensation program rewards annual performance through an annual bonus program and long-term value creation through performance-contingent equity participation. The total compensation opportunities at target levels of performance are provided near the median of the market, with individual differentiation to reflect, among other things, executive experience, performance, internal equity, and unique customer relationships that may be difficult to replace.

Compensation Methodology

        Roles and Responsibilities.    Our executive officer compensation program is administered by our compensation and human resource committee. In 2013, the compensation committee engaged Meridian Compensation Partners, LLC to provide executive compensation advisory services to the compensation committee. Meridian also prepared a report for ILG's nominating committee on director compensation.

        Meridian provides the compensation committee with support on market information and perspective on executive pay practices. At the request of the compensation committee, Meridian participated in select discussions during the compensation committee's meetings with respect to reviewing and changing incentive programs.

        Our chief executive officer makes recommendations to the compensation committee regarding salary and bonus payments for the other named executive officers. In addition, our chief executive officer, chief operating officer and chief financial officer make recommendations on performance goals based on board approved budgets and internal forecasts, and provide information and recommendations as to whether performance goals were achieved. The compensation committee evaluates these recommendations and approves the compensation for the named executive officers. With respect to the chief executive officer, this review is conducted in executive session without the chief executive officer.

        Peer Groups.    At the end of 2012, under the direction of the compensation committee, Meridian conducted a benchmarking study of compensation levels and design practices for the top executive positions. The analysis compared ILG to two different peer groups set forth below.

  1.
  A group of 14 public companies that represent a cross-section of the hotel and leisure industries in which ILG operates. The companies were chosen based on their industry representation, market value, revenues and levels of profitability (i.e. EBITDA).

    Ameristar Casinos Inc.
    Bluegreen Corp.
    Choice Hotels Intl Inc.
    Gaylord Entertainment Co.

    Isle of Capri Casinos Inc.
    Marcus Corp.
    Marriott Vacations Worldwide
    Orbitz Worldwide Inc.
    Orient-Express Hotels
    Pinnacle Entertainment Inc.
    Tropicana Entertainment Inc.
    Vail Resorts Inc.
    Viad Corp.
    Wyndham Worldwide Corp.

  2.
  A group of 148 companies representing a broad sample of general industry companies in Aon Hewitt's proprietary executive compensation database, excluding companies in financial services, utilities, energy and pharmaceuticals. Results from this peer group were size-adjusted to take into consideration the differences in size. The list of companies in this group is provided in Appendix B.

        The compensation committee reviewed both the levels of total compensation for each of the named executive officers as well as the relative contribution of each different element of such individual's compensation against, for the chief executive officer, chief operating officer and chief financial officer, these two peer groups and similarly situated individuals within these two peer groups. For our general counsel and chief accounting officer, the compensation committee reviewed their compensation against the general industry peer group. Our named executive officers were generally within 15% of the market median levels for total targeted compensation, with the exception of our chief financial officer who was more than 20% below the market median. Our chief executive officer's total target compensation mix aligned with the median of the market, as is the mix for our other named executive officers.

        Relative TSR group.    The following industry peer group is used for the 2013 relative TSR performance RSUs discussed below as well as the Russell 2000 index companies as a whole. This peer group includes those companies in the Russell 2000 that have the Hotels, Restaurant and Leisure GICS Code 253010. This peer group was not used to benchmark pay levels.

AFC Enterprises Inc.	Jamba Inc.
Ameristar Casinos Inc.	Krispy Kreme Doughnuts Inc.
Biglari Holdings Inc.	Life Time Fitness Inc.
BJ's Restaurants Inc.	Luby's Inc.
Bluegreen Corp.	Marcus Corporation
Bob Evans Farms	Marriott Vacations Worldwide Corp.
Boyd Gaming Corp.	Monarch Casino & Resort Inc.
Bravo Brio Restaurant Group	Morgans Hotel Group Co.
Buffalo Wild Wings Inc.	MTR Gaming Group, Inc.
Caesars Entertainment Corp.	Multimedia Games Holding Co.
Carrols Restaurant Group Inc.	Nathan's Famous Inc.
CEC Entertainment Inc.	Orient Express Hotels Limited
The Cheesecake Factory Inc.	Papa John's International Inc.
Churchill Downs Inc.	Pinnacle Entertainment Inc.
Cracker Barrel Old Country	Premier Exhibitions Inc.
Del Frisco's Restaurant Group	Red Lion Hotels Corp.
Denny's Corp.	Red Robin Gourmet Burgers
Diamond Resorts International	Ruby Tuesday Inc.
Dineequity Inc.	Ruth's Hospitality Group Inc.
Domino's Pizza Inc.	Scientific Games Corp.
Einstein Noah Restaurant Group	SHFLEntertainment Inc.
Fiesta Restaurant Group	Six Flags Entertainment Corp.
Frisch's Restaurants Inc.	Sonic Corp.
Ignite Restaurant Group Inc.	Speedway Motorsports Inc.
Interval Leisure Group Inc.	Texas Roadhouse Inc.
International Speedway Corp.	Town Sports International
Isle of Capri Casinos Inc.	Vail Resorts Inc.
Jack In The Box Inc.	WMS Industries Inc.

Elements of Compensation and 2014 Compensation

        The total compensation program for ILG's named executive officers consists of salary, annual incentives, long-term incentives, perquisites and other benefits. The compensation committee and management believe these programs are tailored to meet ILG's business objectives and environment.

        Salary.    Management and the compensation committee consider a number of factors in recommending and determining base salaries of named executive officers, including corporate performance and with respect to an individual executive the assumption of additional responsibilities, internal equity, periodic benchmarking, and other factors which demonstrate an executive's value to ILG.

        The amounts of salary for Mr. Nash and Ms. Marbert are based upon the levels agreed in their respective employment agreements entered into in 2008. Mr. Harvey also entered into an employment agreement in 2008. All of these agreements had an initial four year term with automatic one year renewals unless the executive or the company gives 30 days notice prior to the end of the then current term. Accordingly, the agreements rolled forward for another year in August 2013. The compensation committee has the authority to increase but not decrease the level of salary set forth in each of these agreements. ILG instituted a general salary freeze in late 2008 which was lifted in 2011. However, except as described below, named executive officers have not received a salary increase since the freeze ended.

        Based upon the desire to shift a greater proportion of compensation to incentives and the uncertain industry environment, the chief executive officer recommended, and the compensation committee approved, not providing salary increases to the named executive officers during 2013 with the exception of Mr. Harvey. Based on the benchmarking exercise described above and the CEO's recommendation, the compensation committee determined to increase Mr. Harvey's salary to $350,000 effective April 1, 2013. The compensation committee did not increase Mr. Nash's base salary.

        Annual Incentives.    ILG's annual incentive program is designed to reward performance on an annual basis. Because of the variable nature of the program, and because in any given year bonuses have the potential to comprise a significant component of an executive's total compensation, the bonus program represents an important incentive tool to achieve ILG's annual objectives and to attract, motivate and retain executive talent.

        Our annual incentive program, implemented under our 2008 Stock and Annual Incentive Plan, provides for a cash payment based upon ILG financial performance, and, for certain named executive officers, individual performance. ILG generally pays bonuses during the first quarter following finalization of financial results for the prior year and compensation committee approval.

        For 2013, annual incentives for the named executive officers were determined, in whole or in part, based on ILG's consolidated Adjusted EBITDA performance and revenue. Adjusted EBITDA and revenue were selected as the performance measures because they reflect the financial focus of ILG and align the program with ILG's key business goals. These targets are designed to reward both top line growth and expense controls. The target Adjusted EBITDA and revenue levels were based on the 2013 budget. Please see Appendix A for a reconciliation of Adjusted EBITDA.

        The following table shows the Adjusted EBITDA goals for 2013 for the annual incentive program. Payouts range from a minimum of 0% to a maximum of 200% of target, with results interpolated for points in between established goals:

Adjusted EBITDA (Millions)	Annual Incentive Payout as a % of Target
Below $132.7	0%
$132.7	50%
$144.4	75%

$156.1	100%

$171.7	125%
$187.3	150%
$202.9	175%
$218.6	200%
Above $218.6	200%

        The following table shows the revenue goals for 2013 for the annual incentive program. Payouts range from a minimum of 0% to a maximum of 140% of target, with results interpolated for points in between established goals:

Revenue (Millions)	Annual Incentive Payout as a % of Target
Below $410.7	0%
$410.7	50%
$446.9	75%

$483.2	100%

$531.5	120%
$579.8	140%
Above $579.8	140%

        The table below shows each named executive officer's 2013 target bonus expressed as a percentage of salary and the weighting of each performance measure. For Mr. Nash and Ms. Marbert, the entire annual incentive opportunity was tied to the achievement of financial results and for the other named executive officers 80% of the annual incentive was tied to achievement of financial results and 20% was tied to individual performance.

	Target Bonus as % of Salary	% of Bonus Based on Target Adjusted EBITDA	% of Bonus Based on Target Revenue	% of Bonus Based on Individual Performance
Craig M. Nash	100%	80%	20%	—
Jeanette E. Marbert	100%	80%	20%	—
William L. Harvey	75%	60%	20%	20%
Victoria J. Kincke	50%	60%	20%	20%
John A. Galea	50%	60%	20%	20%

        Actual 2013 Adjusted EBITDA (as defined above for purposes of the annual incentive program) was $169.5 million, 108.6% of the target Adjusted EBITDA and revenue was $501.2 million, 103.7% of target revenue. Therefore, the annual incentives earned based on Adjusted EBITDA and revenue performance were 121.5% and 107.5% of the respective target amounts. The following table shows the annual incentive amounts paid to each of the named executive officers:

	Annual Incentive Based on Adjusted EBITDA ($)	Annual Incentive Based on Revenue ($)	Annual Incentive Based on Subjective Criteria ($)	Total Annual Incentive Paid ($)
Craig M. Nash	729,164	161,189	—	890,353
Jeanette E. Marbert	388,887	85,968	—	474,855
William L. Harvey	187,987	55,409	51,563	294,959
Victoria J. Kincke	91,145	26,865	25,000	143,010
John A. Galea	91,145	26,865	25,000	143,010

        With respect to the portion of the incentives based on subjective individual performance, the compensation committee determined, following a discussion with Mr. Nash regarding the individual performance of each of Mr. Harvey, Ms. Kincke and Mr. Galea, that each of them had earned the target amount. In making this determination, consideration was given to each individual's contribution to the corporate performance during 2013, including their contribution to strategic initiatives such as acquisitions and integration activities.

        Long-Term Incentives.    In determining ILG's long-term incentive programs, the compensation committee believes that by providing a meaningful portion of an executive officer's compensation in stock, his or her incentives are aligned with our stockholders' interests in a manner that drives better performance over time. In setting individual award levels, important considerations include effective retention, performance, incentives necessary for strong future performance and issues of internal equity.

        Our long-term incentive program, implemented under our 2008 Stock and Annual Incentive Plan, generally consists of two components, each of which is subject to performance hurdles. The first component is referred to as annual RSUs. The annual RSUs are performance-based restricted stock units that are granted during the first quarter of the fiscal year and are deemed earned only after a determination by the compensation committee that the specified performance conditions have been met during the year in which they are granted. Once earned, these annual RSUs vest in equal portions on each of the first four anniversaries of the grant date, subject to continued employment.

        The second component is referred to as performance RSUs. These performance-based RSUs are granted during the first quarter of the fiscal year and vest on the third anniversary of the grant date, following a determination by the compensation committee of the number of shares earned based on the specified, multi-year performance conditions.

        For 2013, the compensation committee also approved the grant of executive leadership RSU awards to each of the named executive officers. These RSUs vest on the third anniversary of the grant date and are deemed earned only after determination by the compensation committee that the specified performance conditions have been met during the year in which they were granted. The compensation committee approved these grants to provide a larger percentage of the overall compensation in equity and increase the long-term incentive following the final vesting of initial grants made in connection with spin-off in 2008. These grants are not expected to recur on an annual basis.

        Additionally, following the adoption of the 2013 Stock and Incentive Compensation Plan the committee determined to amend existing RSU grants to include a provision for continued vesting if, after the first anniversary of such grant, the grantee, including a named executive officer, retires having attained age 60, completed at least 10 years of service with ILG, received compensation committee approval and continues to comply with applicable confidentiality and non-competition obligations.

        Consistent with prior years, in 2013—75% of the value of the total long-term incentive opportunity (excluding the executive leadership grants) was granted through annual RSUs and 25% was granted through performance RSUs. This allocation reflects the compensation committee's goal of aligning executive's and stockholders' interests, while mitigating the impact that the current business challenges have on ILG's and our executives' ability to meet performance targets.

        While the compensation committee determined to keep salaries constant for 2013 for the named executive officers other than the chief financial officer, they increased the amounts for grants of long-term incentives to the chief executive officer, chief operating officer and chief financial officer, thereby providing recognition for their efforts while increasing the proportion of the equity component of overall compensation and providing additional shareholder alignment to long-term value creation. For Mr. Nash the value approved by the committee for the 2013 grant (including annual RSUs and performance RSUs at target level) was $2.0 million. The grant value of the total annual and performance RSUs at target level for each of the other named executive officers was: Ms. Marbert—$600,000, Mr. Harvey—$400,000, Ms. Kincke—$180,000 and Mr. Galea—$180,000. These amounts were converted to a number of units based on a trailing twenty trading day average of the stock price on the date of determination of amount grant by the compensation committee on February 26, 2013. For the executive leadership grants the total was also based on the trailing twenty trading day average as of February 26, 2013 and the value approved by the committee was $2.0 million for Mr. Nash, $1.0 million for Ms. Marbert and Mr. Harvey and $200,000 for Ms. Kincke and Mr. Galea.

        The grant levels were determined based on the particular experience, performance, roles and responsibilities of the individual executives and are summarized as follows:

	Annual RSUs (#)	Performance RSUs at Target Level (#)	Executive Leadership RSUs	Total RSUs (#)
Craig M. Nash	74,111	24,703	98,814	197,628
Jeanette E. Marbert	22,233	7,411	49,407	79,051
William L. Harvey	14,822	4,941	49,407	69,170
Victoria J. Kincke	6,670	2,233	9,881	18,784
John A. Galea	6,670	2,233	9,881	18,784

        Annual RSUs.    If earned, the annual RSUs will vest 25% each year with full vesting occurring four years after the date of grant. The requirement for earning the annual RSUs is achievement of at least one of the following performance conditions that were set in early March of 2013: (1) membership count as of the end of the second, third or fourth fiscal quarter of 2013 exceeding the specified amount, (2) the number of exchange and getaway transactions during 2013 exceeding a specified amount; (3) the retention rate of members for the twelve month period ended as of the end of the second, third or fourth fiscal quarter of 2013 exceeding a specified percentage; or (4) the number of managed resorts as of the end of the second, third or fourth fiscal quarter exceeding the specified amount. Management provided a schedule of the relevant metrics in order for the compensation committee to certify that the relevant targets have been met for the 2013 grant. These awards will vest as described above.

        Performance RSUs.    The performance RSUs granted in 2013 as part of the long-term incentives have two components: 60% vest based on a cumulative three-year Adjusted EBITDA target for 2013-2015, and the remaining 40% vest based on relative TSR of our common stock against two peer groups over the period from December 31, 2012 through December 31, 2015.The Compensation committee selected these metrics to encourage bottom line growth and reward shareholder returns. The two peer groups for the relative TSR-based grants are the Russell 2000 index companies as a whole and those companies in the Russell 2000 that have the Hotels, Restaurant and Leisure GICS Code 253010.

        2011 Grants.    With respect to the 2011 performance RSUs, the compensation committee determined to base the vesting of the performance RSU awards on a cumulative three-year Adjusted EBITDA target.

        If a higher or lower level of cumulative Adjusted EBITDA performance was achieved for 2011-2013 is achieved, the number of shares earned was increased or decreased accordingly. If minimum performance levels were not achieved, no performance shares would be earned, provided that no annual or cumulative targets (as described above) have been met. The following table describes the relationship between the target cumulative Adjusted EBITDA for 2011-2013 for the performance RSUs. Subject to the ability to earn a portion of the RSUs based on annual targets, performance RSUs earned could be a minimum of 0% or a maximum of 200% of the target, interpolated for points in between, based on ILG's Adjusted EBITDA performance:

Adjusted EBITDA (Millions)	Performance RSUs Earned as a % of Target
Below T-20%	0%
T-20%	50%
T-10%	75%

Target Cumulative Adj. EBITDA(T)	100%

T+10%	150%
T+20%	200%
Above T+20%	200%

        For this purpose as for the annual incentives, Adjusted EBITDA is defined as net income excluding, if applicable: (1) non-cash compensation expense, (2) depreciation expense, (3) amortization expense, (4) goodwill and asset impairments, (5) income tax provision, (6) interest income and interest expense, (7) other non-operating income and expense, and (8) one time charges.

        Shares earned based on cumulative Adjusted EBITDA for 2011 - 2013 performance vested on the third anniversary of the grant date, following certification of performance by the compensation committee and subject to continued employment. The combined Adjusted EBITDA for 2011 through 2013 of $477.7 million was greater than the cumulative target Adjusted EBITDA for 2011 through 2013 of $473.0 million. Therefore, the 2011 performance RSUs have been earned at 105.0% of target amounts.

        2012 Grants.    For the 2012 grants, the compensation committee determined to base 60% of the performance RSU awards on a cumulative three-year Adjusted EBITDA target and 40% of the performance RSU awards on a relative TSR performance of two peer groups. These awards are similar to the 2013 performance grants discussed in detail below.

        2013 Grants.    For 60% of the 2013 performance RSUs, the compensation committee determined to use a cumulative three-year Adjusted EBITDA target. While the number of shares and relative TSR targets were determined at the February 26, 2013 meeting, the committee had further discussions before setting the target Adjusted EBITDA on March 20, 2013. If target levels of cumulative Adjusted EBITDA performance for 2013-2015 are achieved, the target performance shares will be earned. In addition, if a higher or lower level of cumulative Adjusted EBITDA performance for 2013-2015 is achieved, the number of shares earned will be increased or decreased, accordingly. If minimum performance levels are not achieved, no performance shares will be earned. Targeted levels of performance are intended to promote achievement of ILG's strategic plan, and the committee and management believe that with execution of strategic initiatives these targets are attainable in the three-year performance period. The following table describes the relationship between the target cumulative Adjusted EBITDA for 2013 - 2015 for the performance RSUs. Performance RSUs earned could be a minimum of 0% or a maximum of 200% of the target and will be interpolated for points in between based on ILG's Adjusted EBITDA performance:

Cumulative Adjusted EBITDA Performance 2013 - 2015 (Millions)	Payout as a % of Target
Below T-20%	0%
T-20%	50%
T-10%	75%

Target Cumulative Adj. EBITDA (T)	100%

T+10%	150%
T+20%	200%
Above T+20%	200%

        In addition, the compensation committee based the remaining 40% of the 2013 performance RSUs on relative TSR of our common stock against two peer groups over the period from December 31, 2012 through December 31, 2015. The relative TSR will be determined as the annualized rate of return as measured by stock price appreciation over the measurement period described above, taking dividends into account and using a 20 trading-day average of reported closing prices. The first peer group is the Russell 2000 Index, of which ILG is a component. The second peer group is the subset of Russell 2000 companies with the Hotels, Restaurant and Leisure GICS Code 253010. In crafting this new performance measure, the compensation committee noted the lack of publicly traded peer companies for ILG and determined that the Hotels, Restaurants, and Leisure subset of the Russell 2000 provided an externally defined group of companies in aligned businesses with similar market capitalization for measuring market performance while the full Russell 2000 provides a broad market perspective. The compensation committee determined to weight these two peer groups equally. The relative TSR against each peer group will be measured as follows with percentiles being interpolated for amounts in between:

Relative Percentile Rank	Percent of Target Earned
Greater than 75th percentile	200%
75th Percentile (Maximum)	200%
50th Percentile (Target)	100%
40th Percentile (Threshold)	50%
Less than 40th Percentile	0%

        Executive Leadership RSUs.    The executive leadership RSUs granted in 2013 are subject to the same performance conditions as the Annual RSUS granted in 2013. Management provided a schedule of the relevant metrics in order for the compensation committee to certify that the relevant targets have been met for the 2013 grant. These awards will vest as described above.

        Dividends.    During 2012, ILG initiated a regular quarterly dividend of $0.10 per share which was increased to $0.11 per share beginning in June 2013. Under the award agreements for the RSUs, these awards accrue dividend equivalents and the compensation committee determined such accrual be made in additional RSUs which vest at the times and subject to the conditions of the underlying awards. These amounts are included under the heading "Other Annual Compensation" in this proxy statement pursuant to applicable rules.

        Stock Ownership Guidelines.    To further align the interests of our executives with the interests of stockholders, our board of directors, upon recommendation of the compensation committee, adopted stock ownership guidelines for all executive officers. The guidelines require each senior executive to own a multiple of his or her base salary in the form of ILG common stock generally within five years of assuming his or her position. The required levels of ownership are designed to reflect the level of responsibility that the executive positions entail. The stock ownership guidelines for our executive officer positions are shown in the table below:

Position Level	Stock Ownership Guidelines
Chief Executive Officer	5 × base salary
Chief Operating Officer	3 × base salary
Chief Financial Officer and Executive Vice Presidents	2 × base salary
Senior Vice Presidents	1 × base salary

        The guidelines are administered by the compensation committee. As of March 21, 2013, all of our named executive officers were in compliance with the guidelines.

        Clawback Provisions, Hedging and Pledging Policies.    The compensation committee adopted a recoupment policy for annual and long-term incentive compensation in the event of certain financial restatements. This policy provides that the compensation committee may require the reimbursement or forfeiture of any annual incentive payment and any long-term incentive payment or award to an executive for the three years prior to a material restatement of financial results. This policy applies if that executive engaged in fraud or intentional misconduct that caused the need for a material restatement of results, the payment was based on achieving results that were the subject of the material restatement and a lower or no payment would have been made based upon the restated results.

        In addition, both the annual RSUs and the performance RSUs have clawback provisions in the event an executive is terminated for cause or it is determined that during the two-year period prior to termination there was an event or circumstance that would have been grounds for termination for cause. In such event, ILG has the right to cancel all annual and performance RSUs that have not yet vested. In addition, to the extent any annual or performance RSUs vested within two years following the event that was or would have been grounds for termination for cause, ILG may cause such executive to return any shares or pay amounts realized from the settlement of shares issued upon vesting of such RSUs.

        Under our Policy on Securities Trading, our directors, executives and other employees are prohibited from pledging ILG shares or engaging in hedging transactions involving ILG stock or derivatives as well as engaging in short sales involving ILG stock.

Change of Control and Severance

        ILG believes that providing executives with severance and change of control protection is important to allowing executives to fully value the forward-looking elements of their compensation packages, and therefore limit retention risk during uncertain times. ILG's employment arrangements with Mr. Nash and Ms. Marbert provide for salary continuation and payment of a pro rated bonus for the year of termination in the event of certain qualifying employment terminations beyond the control of the executive. Mr. Nash's employment agreement, also requires either (1) a decrease of payments upon a change of control if such payments would have exceeded 2.99 times the base amount under Section 280G of the Internal Revenue Code by no more than 110% or (2) a gross-up of payments subject to excise tax if the payments due upon a change of control would have exceeded 2.99 times the base amount by more than 110%. Also, in connection with the spin-off, ILG entered into an employment agreement with Mr. Harvey and severance agreements with Ms. Kincke and Mr. Galea that provide for salary continuation in the event of a qualifying termination. These arrangements are described below in "Executive Compensation—Executive Agreements."

        In addition, the employment agreements, as amended, with each of Mr. Nash, Ms. Marbert and Mr. Harvey provide that vesting of RSUs will accelerate upon a qualifying termination if the vest date (determined as if all such RSUs vested in equal annual installments) would have occurred during the period of salary continuation. The employment agreements further provide that vesting of RSUs will accelerate upon a change of control if the vest date (determined as if all such RSUs vested in equal annual installments) would have occurred during the two years following the change of control. The terms and conditions of the RSUs held by our named executive officers provide that the vesting of such RSUs will be accelerated upon a qualifying termination following a change of control.

Other Compensation

        During 2013 we provided a limited number of perquisites and other compensation to our named executive officers. These perquisites included group term life insurance policies for each named executive officer, supplemental disability policies and related tax re-imbursement for our chief executive officer and chief operating officer, and an auto allowance for our chief executive officer. The values of these benefits, and the accrued dividend equivalents described above, are reported under the heading "Other Annual Compensation" in this proxy statement pursuant to applicable rules.

        The executive officers do not participate in any deferred compensation or retirement program other than ILG's 401(k) plan. ILG reinstated 401(k) contribution matching during 2011 for certain businesses which include the named executive officers. ILG has established a 401(k) plan for our employees that is intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). Generally, all employees, including the named executive officers, are eligible to participate in the 401(k) plan from their start of service. Eligible employees electing to participate in the 401(k) plan may defer from one percent of their compensation up to the statutorily prescribed limit, on a pre-tax basis, by making a contribution to the plan. ILG's discretionary matching contributions equal 50% of each participant's contribution of up to 6% of the participant's salary, not to exceed 3% of the participant's compensation for certain businesses which include the named executive officers. Employer matching contributions vest after two years of service.

        Our chief executive officer has on occasion had family members accompany him on the private aircraft in which ILG owns a fractional interest for business trips. In each case, he reimburses ILG for the greater of the incremental costs of such use or the cost of a commercial first class ticket.

        Tax Deductibility.    Our compensation committee's practice has been to structure ILG's compensation program in such a manner so that the compensation may be deductible by ILG for federal income tax purposes. However, the compensation committee will use discretion in determining continued application of this practice.

        Committee Consideration of Results of Stockholder Advisory Vote.    Our stockholders approved holding a say-on-pay vote every three years. At our 2011 annual meeting of stockholders, our executive compensation program received the support of over 90 percent of shares represented at the meeting. The compensation committee has considered the results of this vote and views this outcome as evidence of stockholder support of its executive compensation decisions and policies. Our stockholders are again being asked to provide a non-binding advisory vote on our executive compensation at this 2014 annual meeting of stockholders.

2014 Compensation Decisions

        Our chief executive officer recommended and the compensation committee agreed that the named executive officers would not receive an increase in salary. With respect to annual incentive compensation, the compensation committee determined to continue to have 20% of the target amount determined based on revenue targets, with the remaining 80% based on Adjusted EBITDA targets for the chief executive officer and chief operating officer. Annual incentives for our other named executive officers will continue to be 20% based on revenue, 60% based on Adjusted EBITDA and 20% based on individual performance.

        While the compensation committee has determined to keep salaries generally constant for 2014, they have increased the amounts for grants of long-term incentives for Mr. Nash, Ms. Marbert, Ms. Kincke and Mr. Galea but did not grant executive leadership RSUs which were not intended to recur annually. The performance RSUs granted in 2014 as part of the long-term incentives will continue to have two components: 60% will be based on a cumulative three-year Adjusted EBITDA target for 2014-2016, and the remaining 40% will be based on relative TSR of our common stock against two peer groups over the period from December 31, 2013 through December 31, 2016 based on similar peer groups as the 2013 grants. The annual RSUs have been granted on a similar basis as 2013.

Compensation and Human Resources Committee Report

        The compensation and human resources committee reviewed and discussed the compensation discussion and analysis for the year ended December 31, 2013 with ILG's management. Based on the review and discussions with management, the compensation and human resources committee recommended to the board of directors that the compensation discussion and analysis be included in ILG's annual report on Form 10-K and this proxy statement.

Compensation and Human Resources Committee

Avy H. Stein, Chairman
Thomas P. Murphy, Jr.

 EXECUTIVE COMPENSATION

        The following table sets forth information concerning the total compensation received for services rendered to ILG and its subsidiaries during 2011, 2012 and 2013 by our chief executive officer, chief financial officer, and our three other most highly compensated executive officers for 2013, all of whom are referred to in this proxy statement as named executive officers.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
Craig Nash	2013	750,000	—	4,132,200	890,353	183,363	5,955,916
Chairman, President and	2012	750,000	—	1,818,207	781,278	271,082	3,620,567
CEO	2011	750,000	—	1,479,537	714,322	48,182	2,992,041
Jeanette Marbert	2013	400,000	—	1,641,827	474,855	60,163	2,576,845
Chief Operating Officer	2012	400,000	—	505,065	416,682	77,750	1,399,497
	2011	400,000	—	394,543	380,972	16,329	1,191,844
William Harvey	2013	343,750	51,563	1,429,702	243,396	41,159	2,109,570
Chief Financial Officer	2012	325,000	48,750	303,043	203,292	38,358	918,443
	2011	325,000	48,750	221,931	185,844	7,885	789,410
Victoria Kincke	2013	250,000	25,000	391,991	118,010	20,464	805,465
General Counsel	2012	250,000	25,000	181,820	104,252	27,253	588,325
	2011	250,000	25,000	147,954	95,304	8,629	526,886
John Galea	2013	250,000	25,000	391,991	118,010	20,464	805,465
Chief Accounting Officer	2012	250,000	25,000	181,820	104,252	26,179	587,251
	2011	250,000	25,000	147,954	95,304	8,773	527,031

(1)
Represents the grant date fair value of awards computed in accordance with FASB ASC Topic 718 in connection with RSUs granted during the applicable year under our 2008 Stock and Annual Incentive Plan, as amended. These awards consist of annual RSUs, cliff vesting RSUs and performance RSUs. Awards with amounts that change based upon performance conditions are computed based on the probable outcome of the performance conditions assuming target performance for Adjusted EBITDA-based awards and based upon a Monte Carlo simulation for relative TSR based awards as discussed in Note 10 to the Consolidated Financial Statements for 2013 contained in our Annual Report on Form 10-K filed with the SEC as of February 28, 2014. For the value of the 2013 performance RSUs, grant date fair values are as follows: Nash—$613,176; Marbert—$183,953; Harvey—$122,642, Kincke—$55,178 and Galea—$55,178. A description of the awards can be found in the "Compensation Discussion and Analysis-Long-Term Incentives" section above.

In accordance with SEC rules, we are also required to disclose the grant date fair value for awards with performance conditions assuming maximum performance. The grant date fair value of the 2012 performance RSUs, assuming maximum performance, are as follows: Nash—$1,226,353; Marbert—$367,905; Harvey—$245,285, Kincke—$110,355 and Galea—$110,355.

(2)
See the table below for all other compensation included in this column for 2013. In addition, as described above in "Compensation Discussion and Analysis—Other Compensation," Mr. Nash has on occasion had family members accompany him on business trips on the private aircraft in which

  ILG owns a fractional interest and has reimbursed ILG for the greater of the incremental costs of such use or the cost of a commercial first class ticket.

Name	Supplemental Disability Insurance ($)	Insurance Tax Re-imbursement ($)	Auto Allowance ($)	401(k) Plan Company Match ($)	Group Term Life ($)	Dividends Accrued on RSUs ($)	Total All Other Compensation ($)
Craig Nash	21,169	9,293	14,400	6,243	3,564	128,695	183,363
Jeanette Marbert	4,718	3,410	—	6,243	2,322	43,470	60,163
William Harvey	—		—	5,869	2,260	33,030	41,159
Victoria Kincke	—		—	6,243	1,677	12,545	20,464
John Galea	—		—	6,243	1,677	12,545	20,464

  Executive Agreements

          Craig M. Nash.    Mr. Nash entered into a four-year employment agreement that was effective upon the spin-off on August 20, 2008. Under this agreement, Mr. Nash receives a base salary of $750,000 and is entitled to receive a discretionary annual bonus with a target of 100% of base salary and a minimum bonus of $250,000 in the event certain EBITDA targets to be established annually by the compensation and human resources committee are achieved. The agreement automatically renews for one-year terms unless terminated by either party.

          Jeanette E. Marbert.    Ms. Marbert entered into a four-year employment agreement that was effective upon the spin-off. Under this agreement, Ms. Marbert receives a base salary of $400,000 and is entitled to receive a discretionary annual bonus, with a target of 100% of base salary. The agreement automatically renews for one-year terms unless terminated by either party.

          William L. Harvey.    Mr. Harvey entered into a four-year employment agreement in 2008 providing for an initial base salary of $325,000, and a discretionary bonus with a target of 75% of salary. The compensation committee has the discretion to increase the base salary and chose to do so in 2013 as described above. The agreement automatically renews for one-year terms unless terminated by either party.

          Victoria J. Kincke.    Ms. Kincke has a severance agreement with ILG providing for severance payments equal to 12 months of her base salary upon a termination by ILG other than for death, disability or cause.

          John A. Galea.    Mr. Galea has a severance agreement with ILG providing for severance payments equal to 12 months of his base salary upon a termination by ILG other than for death, disability or cause.

 Grants of Plan-Based Awards for Fiscal Year 2013

          The following table sets forth information with respect to the grants of plan-based awards to the named executive officers during the year ended December 31, 2013.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)
									Grant Date Fair Value of Stock and Option Awards(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Craig Nash	2/26/2013	375,000	750,000	1,410,000	4,941	9,881	19,762	172,925	3,839,624
	3/20/2013				7,411	14,822	29,644		292,576
Jeanette Marbert	2/26/2013	200,000	400,000	752,000	1,482	2,964	5,298	71,640	1,554,063
	3/20/2013				2,224	4,447	8,894		87,764
William Harvey	2/26/2013	103,125	206,250	381,563	988	1,976	3,952	64,229	1,371,193
	3/20/2013				1,483	2,965	5,930		58,509
Victoria Kincke	2/26/2013	50,000	100,000	185,000	445	889	1,778	16,551	365,667
	3/20/2013				667	1,334	2,668		26,323
John Galea	2/26/2013	50,000	100,000	185,000	445	889	1,778	16,551	365,667
	3/20/2013				667	1,334	2,668		26,323

(1)
These awards are performance based awards under the annual incentive program with amounts paid determined by the achievement of the Adjusted EBITDA and revenue performance targets described in "Compensation Discussion and Analysis—Elements of Compensation—Annual Incentives" above.

(2)
These awards are performance RSUs under the long-term incentive program with the number of shares earned determined by the achievement of the Adjusted EBITDA performance targets for the awards grated as of March 20 or Total Shareholder Return targets for the awards granted as of February 26, all subject to cliff vesting on the third anniversary of the grant date, as described in "Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentives" above.

(3)
These awards are annual RSUs awarded under the long-term incentive program which vest pro rata over four years and executive leadership awards which cliff vest at the end of three years, based on attaining performance targets in the first year as described in "Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentives" above.

(4)
The grant date fair value was calculated in accordance with FASB ASC Topic 718. For the value of the performance RSUs based on Adjusted EBITDA, at the date of grant we estimated the future payout at the target level, for the performance shares based on relative TSR, we used a Monte Carlo simulation as discussed in Note 10 to the Consolidated Financial Statements for 2013 contained in our Annual Report on Form 10-K filed with the SEC as of February 28, 2014. The grant date fair value does not reflect the current value of these awards.

 Outstanding Equity Awards at Fiscal Year-End for Fiscal Year 2013

        The following table sets forth information with respect to the value of restricted stock units held by the named executive officers on December 31, 2013, based on the closing price for ILG shares of $30.91 on The NASDAQ Stock Market on that date.

	Stock Awards(1)(3)
Name	Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: No. of Unearned Shares, Units or Other Rights That Have not Vested(2) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)
Craig Nash	333,676	10,313,925	59,635	1,843,318
Jeanette Marbert	115,729	3,577,183	17,123	529,272
William Harvey	90,170	2,787,155	10,776	333,086
Victoria Kincke	32,625	1,008,439	5,712	176,558
John Galea	32,625	1,008,439	5,712	176,558

(1)
Amounts shown include 2011 performance RSUs earned, but that have not yet vested, based on achieving 2011-2013 performance criteria pursuant to the long-term incentive plan and annual and executive leadership RSUs earned, but not yet vested, based on achieving operational criteria as described in "Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentives" above.

(2)
Amounts shown include RSUs granted that have not yet been earned based on achieving cumulative three-year performance criteria at target levels.

(3)
The table below provides the following information regarding RSU awards held by ILG's named executives as of December 31, 2013: (i) the grant date of each award, (ii) the number of RSUs outstanding (on an aggregate and grant-by-grant basis), (iii) the market value of RSUs outstanding as of December 31, 2013, (iv) the vesting schedule for each award and (v) the total number of RSUs that vested or are scheduled to vest in each of the fiscal years ending December 31, 2014, 2015, 2016 and 2017.

	Number of Unvested RSUs as of 12/31/13 (#)	Market Value of Unvested RSUs as of 12/31/13 ($)
			Vesting Schedule (#)
Grant Date			2014	2015	2016	2017
Craig Nash
3/2/10(a)	21,512	664,936	21,512	—	—	—
3/2/11(a)	34,730	1,073,504	17,363	17,367	—	—
3/2/11(b)	24,305	751,267	24,305	—	—	—
3/6/12(a)	77,840	2,406,034	25,944	25,944	25,952	—
3/6/12(b)	20,756	641,568	—	20,756	—	—
3/6/12(c)	13,838	427,733	—	13,838	—	—
2/26/2013(a)	75,124	2,322,083	18,779	18,782	18,781	18,782
2/26/2013(c)	10,016	309,595	—	—	10,016	—
2/26/2013(d)	100,165	3,096,100	—	—	100,165	—
3/20/13(b)	15,025	464,423	—	—	15,025	—

Total	393,311	12,157,243	107,903	96,687	169,939	18,782

	Number of Unvested RSUs as of 12/31/13 (#)	Market Value of Unvested RSUs as of 12/31/13 ($)
			Vesting Schedule (#)
Grant Date			2014	2015	2016	2017
Jeanette Marbert
3/2/10(a)	5,740	177,423	5,740	—	—	—
3/2/11(a)	9,262	286,288	4,628	4,634	—	—
3/2/11(b)	6,481	200,328	6,481	—	—	—
3/6/12(a)	21,626	668,460	7,207	7,207	7,212	—
3/6/12(b)	5,766	178,227	—	5,766	—	—
3/6/12(c)	3,844	118,818	—	3,844	—	—
2/26/2013(a)	22,537	696,619	5,633	5,634	5,634	5,636
2/26/2013(c)	3,005	92,885	—	—	3,005	—
2/26/2013(d)	50,083	1,548,065	—	—	50,083	—
3/20/13(b)	4,508	139,342	—	—	4,508	—

Total	132,852	4,106,455	29,689	27,085	70,442	5,636

William Harvey
3/2/10(a)	3,229	99,808	3,229	—	—	—
3/2/11(a)	5,213	161,134	2,604	2,609	—	—
3/2/11(b)	3,645	112,667	3,645	—	—	—
3/6/12(a)	12,975	401,057	4,324	4,322	4,329	—
3/6/12(b)	3,460	106,949	—	3,460	—	—
3/6/12(c)	2,307	71,309	—	2,307	—	—
2/26/2013(a)	15,025	464,423	3,754	3,756	3,757	3,758
2/26/2013(c)	2,003	61,913	—	—	2,003	—
2/26/2013(d)	50,083	1,548,066	—	—	50,083	—
3/20/13(b)	3,006	92,915	—	—	3,006	—

Total	100,946	3,120,241	17,556	16,454	63,178	3,758

Victoria Kincke
3/2/10(a)	2,154	66,580	2,154	—	—	—
3/2/11(a)	3,476	107,443	1,735	1,741	—	—
3/2/11(b)	2,430	75,111	2,430	—	—	—
3/6/12(a)	7,788	240,727	2,595	2,593	2,600	—
3/6/12(b)	2,076	64,169	—	2,076	—	—
3/6/12(c)	1,383	42,749	—	1,383	—	—
2/26/2013(a)	6,761	208,983	1,689	1,691	1,690	1,691
2/26/2013(c)	901	27,850	—	—	901	—
2/26/2013(d)	10,016	309,595	—	—	10,016	—
3/20/13(b)	1,352	41,790	—	—	1,352	—

Total	38,337	1,184,997	10,603	9,484	16,559	1,691

John Galea
3/2/10(a)	2,154	66,580	2,154	—	—	—
3/2/11(a)	3,476	107,443	1,735	1,741	—	—
3/2/11(b)	2,430	75,111	2,430	—	—	—
3/6/12(a)	7,788	240,727	2,595	2,593	2,600	—
3/6/12(b)	2,076	64,169	—	2,076	—	—
3/6/12(c)	1,383	42,749	—	1,383	—	—
2/26/2013(a)	6,761	208,983	1,689	1,691	1,690	1,691
2/26/2013(c)	901	27,850	—	—	901	—
2/26/2013(d)	10,016	309,595	—	—	10,016	—
3/20/13(b)	1,352	41,790	—	—	1,352	—

Total	38,337	1,184,997	10,603	9,484	16,559	1,691

(a)
Represents Annual RSUs which vest in four equal annual installments on each of the first four anniversaries of the grant date, subject to continued employment. The performance conditions to which these awards were subject have been satisfied.

(b)
Represents performance RSUs which vest on the third anniversary of the grant date subject to continued employment. The number of shares included on the table is based on the number of shares which would be earned if the cumulative total of Adjusted EBITDA for 2011-2013, 2012-2014 or 2013-2015, as applicable, equals the cumulative total target Adjusted EBITDA for those three years. For the March 2011 grant, the number of shares included is based on the number of shares earned based on Adjusted EBITDA for 2011-2013.

(c)
Represents performance RSUs which vest on the third anniversary of the grant date subject to continued employment. The number of shares included on the table is based on the number of shares which would be earned based on the relative TSR for ILG being at the target percentile for the measurement period of December 31, 2011 through December 31, 2014 or December 31, 2012 through December 31, 2015, as applicable, as measured against the peer group.

(d)
Represents executive leadership RSUs which vest on the third anniversary of the grant date subject to continued employment. The performance conditions to which these awards were subject have been satisfied.

Stock Vested for Fiscal Year 2013

        The following table sets forth information with respect to the value to the named executive officers of restricted stock units that vested during 2013, based on the closing price for ILG shares on The NASDAQ Stock Market on the applicable vesting date, which does not reflect the current value. In 2013, none of the named executive officers had any options.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Craig Nash	158,829	3,380,679
Jeanette Marbert	47,752	1,007,980
William Harvey	24,244	515,910
Victoria Kincke	19,592	415,078
John Galea	17,410	368,078

Pension Benefits for Fiscal Year 2013 and Nonqualified Deferred Compensation for Fiscal Year 2013

        ILG does not offer a pension plan and does not have a deferred compensation plan for executive officers.

Potential Payments Upon Termination or Change in Control

  Change of Control

        Pursuant to the terms of ILG's equity compensation plans and the award agreements thereunder, upon a change of control as defined in the executive's employment agreement, or if the executive does not have an employment agreement, as defined in the relevant plan, the named executive officers are generally entitled to accelerated vesting of equity awards if, following such change in control, their employment is terminated by ILG for any reason other than death, disability or cause (as defined in the relevant employment agreement or plan document), or by the executive for good reason (as defined in the relevant employment agreement or plan document) (a "Qualifying Termination").

        Additionally, under the employment agreements for each of Mr. Nash, Ms. Marbert and Mr. Harvey, they will be entitled to accelerated vesting of the RSUs granted under those agreements and equity awards granted after the effective date of those agreements in August 2008, if the vest date would have occurred within two years of the change in control date, with each such award treated as if it vested in equal annual installments. In addition, Mr. Nash's employment agreement contains a provision requiring ILG to gross-up payments that are subject to an excise tax imposed by Section 4999 of the Internal Revenue Code. However, in the event the payment triggering the gross-up provision is 110% or less of the base amount times 2.99 (referred to as the safe harbor amount), instead of a gross-up, the amounts payable shall be reduced to the safe harbor amount.

  Severance

        Cash.    Upon a Qualifying Termination, ILG executive officers are entitled to salary continuation of, with respect to Mr. Nash, and Ms. Marbert, 24 months, with respect to Mr. Harvey, Ms. Kincke and Mr. Galea, 12 months. Additionally, under Mr. Nash's and Ms. Marbert's employment agreements, Mr. Nash and Ms. Marbert are entitled to pro rated portions of the bonus they would otherwise earn during the year in which the Qualifying Termination occurs, payable at the time such bonus would otherwise be determined.

        Equity.    Upon a Qualifying Termination, Mr. Nash, Ms. Marbert and Mr. Harvey will receive accelerated vesting for any equity awards granted after the August 2008 effective date of the applicable employment agreement that would otherwise have vested within the salary continuation period, with each such award treated as if it vested in equal annual installments. In addition, in the event of a qualifying termination under the relevant employment agreement or as otherwise defined under the plan, the executive will be entitled to one-third of the shares that would otherwise vest for each completed 12-month period following the grant date with respect to performance-based RSUs that vest at the end of three years.

        Obligations.    The amounts payable upon a Qualifying Termination are all subject to the execution of a general release and to compliance with confidentiality, non-compete, non-solicitation of employees and non-solicitation of customer covenants set forth in the relevant employment agreements. Salary continuation payments will be offset by the amount of any compensation earned by an executive from other employment during the severance payment period.

        The amounts shown in the table assume that the termination or change in control was effective as of December 31, 2013 and that the price of ILG common stock on which certain calculations are based was the closing price of $30.91 on The NASDAQ Stock Market on that date. These amounts are estimates of the incremental amounts that would have been paid out to the executive upon such terminations/change in control, and do not take into account equity grants made, and contractual obligations entered into, after December 31, 2013. The actual amounts to be paid out can only be determined at the time the event actually occurs.

Name and Benefit	Termination without cause ($)	Resignation for good reason ($)	Change in Control ($)	Termination w/o cause or for good reason after Change in Control ($)
Craig Nash
Cash Severance (salary and bonus)	2,390,353	2,390,353		2,390,353
RSUs (vesting accelerated)	8,903,955	8,903,955	8,903,955	12,121,604	(4)
280G Gross-Up(1)	—	—	—	—

Total estimated value	11,294,308	11,294,308	8,903,955	14,511,957	(2)

Jeanette Marbert
Cash Severance (salary and bonus)	1,274,855	1,274,855	—	1,274,855
RSUs (vesting accelerated)	2,941,746	2,941,746	2,941,746	4,096,966	(4)

Total estimated value	4,216,601	4,216,601	2,941,746	5,371,821	(2)

Name and Benefit	Termination without cause ($)	Resignation for good reason ($)	Change in Control ($)	Termination w/o cause or for good reason after Change in Control ($)
William Harvey
Cash Severance (salary)	343,750	343,750	—	343,750
RSUs (vesting accelerated)	1,229,126	1,229,126	2,186,512	3,114,893	(4)

Total estimated value	1,572,876	1,572,876	2,186,512	3,458,643

Victoria Kincke
Cash Severance (salary)	250,000	—	—	250,000	(3)
RSUs (vesting accelerated)	85,713	85,713	—	1,181,442	(4)

Total estimated value	335,713	85,713	—	1,431,442

John Galea
Cash Severance (salary)	250,000	—	—	250,000	(3)
RSUs (vesting accelerated)	85,713	85,713	—	1,181,442	(4)

Total estimated value	335,713	85,713	—	1,431,442

(1)
Under Mr. Nash's agreement, if the payments are less than 110% of the safe harbor amount the amount paid will be reduced to the safe harbor amount and if the payments are more than 110% of the safe harbor amount, the amount will be grossed up. The 280G gross-up amount does not take account of mitigation for payments being paid in consideration of non-competition, non-solicitation and similar agreements or as reasonable compensation.

(2)
Any amounts paid that are considered excess parachute payments under Section 280(g) of the Code will not be deductible by ILG.

(3)
With respect to Ms. Kincke and Mr. Galea, these payments are only made in the event of a termination without cause following a change of control.

(4)
The acceleration of performance RSUs included in these amounts is based on the target numbers. These RSUs provide that the compensation committee may determine that a larger number of RSUs would have vested absent a change of control and cause such larger number of RSUs to vest.

Compensation Risk Analysis

        The Compensation Discussion and Analysis describes generally the compensation policies and practices that apply to executives throughout the company. A team from our human resources department assessed ILG's compensation policies and practices from a risk-taking perspective, and reviewed its conclusions with representatives from the legal and internal audit departments. A summary of this assessment was provided to the compensation committee. This assessment considered the potential risks with respect to our various compensation policies and practices and the mitigating factors and controls to address these risks. Based on the results of this review, we determined that the risks arising from ILG's compensation policies and procedures are not reasonably likely to have a material adverse effect on ILG.

 PROPOSAL 2—APPROVAL OF NON-BINDING ADVISORY RESOLUTION
ON EXECUIVE COMPENSATION

        We are asking stockholders to approve, on an advisory basis, the compensation of ILG's named executive officers as reported in this proxy statement.

        Our executive compensation philosophy and our compensation programs, plans and awards for 2013 for our named executive officers are described above under "Compensation Discussion and Analysis" beginning on page 14 and in the accompanying compensation tables and narrative discussions under "Executive Compensation" beginning on page 28. In particular, note the following:

  •
  ILG's executive officer compensation program is designed to attract, reward, motivate and retain top executives and to provide appropriate incentives for achieving ILG's goals and objectives.

  •
  A significant portion of each executive's pay is based on corporate performance. The total compensation opportunities at target levels of performance are provided around the median of the market, with individual differentiation to reflect executive experience, performance, internal equity and unique customer relationships that may be difficult to replace.

  •
  Specifically, our compensation program is designed to tie pay to performance by linking the amounts of annual incentive cash payments to annual EBITDA and revenue performance and linking a portion of long-term incentives to the achievement of EBITDA and relative TSR targets over a three-year period.

  •
  A sizable portion of our executive officers' compensation is in the form of equity-based awards, resulting in the alignment of our executives' interests with those of our stockholders.

  •
  This program was adopted by our compensation and human resources committee, comprised of independent directors.

  •
  The committee retained an independent compensation consultant that does not perform other services for us to assist in designing the executive compensation program.

        Therefore, we are asking stockholders to approve the following advisory resolution at the 2014 Annual Meeting of Stockholders:

        RESOLVED, that the stockholders of Interval Leisure Group, Inc. ("ILG") approve, on an advisory basis, the compensation of ILG's named executive officers disclosed in the Proxy Statement for ILG's 2014 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, Summary Compensation Table and the other related tables and narrative discussion within the Executive Compensation section.

        This advisory resolution, commonly referred to as a "say-on-pay" resolution, is non-binding on the board of directors. Although non-binding, the compensation and human resources committee will review and consider the voting results when making future decisions regarding our executive compensation.

        The board of directors recommends that you vote FOR the proposal to approve the advisory resolution on executive compensation.

 Equity Compensation Plan Information

        The table below provides information pertaining to all compensation plans under which equity securities of our company are authorized for issuance as of December 31, 2013:

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	2,362,099	(2)	$31.46	(3)	3,435,068
Equity compensation plans not approved by security holders	—		—		—

Total	2,362,099		—		3,435,068

(1)
These plans include the 2008 Annual and Stock Incentive Plan, as amended, and the 2013 Stock and Incentive Compensation Plan, under both of which a variety of awards, including incentive or nonqualified stock options, restricted shares, restricted stock units, performance units, appreciation rights, bonus awards or any combination of the foregoing may be issued and the 2008 Deferred Compensation Plan for Non-Employee Directors, under which directors can purchase share units settled in common stock. There are 57,545 shares available for grant under the Deferred Compensation Plan for Non-Employee Directors.

(2)
Includes an aggregate of (a) 1,495,488 shares issuable upon vesting of RSUs, (b) 824,156 shares issuable upon outstanding stock options and (c) 42,455 shares issuable upon settlement of share units issued under the Deferred Compensation Plan for Non-Employee Directors. Some of the RSUs and all of the stock options were issued as adjustments from awards originally issued by IAC prior to the spin-off.

(3)
Weighted average exercise price calculation includes options (converted from IAC options in the spin-off) but excludes RSUs and these grants have a weighted average life remaining of 1.4 years.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the beneficial ownership of ILG common stock as of March 21, 2014, except as otherwise disclosed in the notes below, by:

  •
  each person who is known by ILG to own beneficially more than 5% of the outstanding common stock based on a review of filings with the SEC;

  •
  ILG's directors;

  •
  ILG's named executive officers; and

  •
  ILG's current executive officers and directors as a group.

Unless otherwise indicated, beneficial owners listed here may be contacted at ILG's corporate headquarters at 6262 Sunset Drive, Miami, FL 33143. Except as otherwise described in the notes below, the following beneficial owners have sole voting power and sole investment power with respect to all common shares set forth opposite their respective names:

	ILG Common Stock
Name and Address of Beneficial Owner	Shares	%
Liberty Interactive Corporation(1) 12300 Liberty Boulevard Englewood, CO 80112	16,643,957	28.8
Baron Capital Group, Inc.(2) 767 Fifth Avenue, 49th Floor New York, NY 10153	3,653,050	6.3
FMR, LLC(3) 82 Devonshire Street Boston, MA 02109	3,392,586	5.9
Blackrock, Inc.(4) 40 East 52nd Street New York, NY 10022	3,413,347	5.9
Macquarie Group Limited(5) 2465 Wilshire Blvd Beverly Hills, CA 90212	3,147,276	5.5
David Flowers(6)	—	—
Victoria L. Freed(7)	5,054	*
John A. Galea	37,146	*
William L. Harvey	110,575	*
Gary S. Howard(8)	37,412	*
Victoria J. Kincke	63,070	*
Lewis J. Korman(8)	37,412	*
Thomas J. Kuhn(8)	38,204	*
Jeanette E. Marbert	249,746	*
Thomas J. McInerney(8)	96,412	*
Thomas P. Murphy, Jr.(8)	37,412	*
Craig M. Nash	622,713	1.1
Avy H. Stein(8)	27,161	*
All executive officers and directors as a group (13 persons)	1,362,317	2.4

*
The percentage of shares beneficially owned does not exceed 1%.

(1)
Based upon information reported on a Schedule 13D which was filed with the SEC on August 29, 2008. Liberty Interactive Corporation (formerly Liberty Media Corporation) is a publicly traded corporation. According to Liberty Media Corporation's Schedule 14A, filed July 22, 2011, Liberty's chairman, John C. Malone, controls 33% of the voting power of Liberty Media Corporation.

(2)
Based upon information regarding ILG holdings reported on Schedule 13G which was filed with the SEC on February 14, 2014, Baron Capital Group, Inc. and its group members which BAMCO, Inc., Baron Capital Management, Inc. and Ronald Baron beneficially own and have sole voting and dispositive rights over 3,653,050 shares.

(3)
Based upon information regarding ILG holdings reported on Amendment No. 1 to Schedule 13G, which was filed with the SEC on February 14, 2014. According to the Schedule 13G, FMR, LLC and Edward C. Johnson 3d have dispositive power over 3,392,586 shares. FMR's subsidiaries beneficially own these shares as investment advisors, Fidelity Management & Research Company is beneficial owner of 1,572,253 shares, Pyramis Global Advisors, LLC is beneficial owner of 1,080,800 shares, Pyramis Global Advisors Trust Company is beneficial owner of 673,783 shares, Crosby Advisors LLC is the beneficial owner of 12,050 shares. An additional 53,700 shares held by FIL Limited are included in the filing although the filers disclaim that FIL is acting with FMR as a group.

(4)
Based upon information regarding ILG holdings reported on Amendment No. 3 to Schedule 13G which was filed with the SEC on January 29, 2014, Blackrock, Inc. and its subsidiaries beneficially own and have sole dispositive rights over 3,413,347 shares.

(5)
Based upon information regarding ILG holdings reported on Amendment No. 2 to Schedule 13G which was filed with the SEC on February 14, 2014, Macquarie Group Limited and its group members which include Macquarie Bank Limited, Delaware Management Holdings Inc. and Delaware Management Business Trust (the Delaware entities having an address at 2005 Market Street, Philadelphia, PA 19103) beneficially own and have sole voting and dispositive rights over 3,147,276 shares.

(6)
Excludes shares of common stock beneficially owned by Liberty, as to which Mr. Flowers disclaims beneficial ownership.

(7)
Includes 2,331 RSUs that vest within 60 days of the record date and excludes 2,331 RSUs that vest more than 60 days after the record date.

(8)
Includes 2,331 RSUs that vest within 60 days of the record date but excludes 5,375 RSUs that vest more than 60 days after the record date. For Mr. Kuhn, excludes 23,704 share units and for Mr. Stein, 18,765 share units under the Non-Employee Director Deferred Compensation Plan, which would be paid no sooner than six months following termination of services as a director of ILG.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and owners of more than 10% of a registered class of ILG's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common shares and other equity securities of ILG. Executive officers, directors and owners of more than 10% of the common shares are required by SEC regulations to furnish ILG with copies of all forms they file pursuant to Section 16(a). We file Section 16(a) reports on behalf of our directors and executive officers to report their initial and subsequent changes in beneficial ownership of our common stock. To our knowledge, based solely on review of the reports that we filed, written representations that no other reports were required and all Section 16(a) reports provided to us, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were complied with during the fiscal year ended December 31, 2013.

 AUDIT COMMITTEE REPORT

        In accordance with its written charter adopted by the board of directors, the audit committee assists the board of directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of ILG.

        The audit committee reviewed and discussed the audited consolidated financial statements of ILG for the year ended December 31, 2013 with management and the independent registered public accountants. Management has the responsibility for the preparation of ILG's consolidated financial statements, and for determining that the financial statements are complete and accurate and in accordance with U.S. generally accepted accounting principles. ILG's independent registered public accountants are responsible for planning and conducting audits for the examination of those consolidated financial statements.

        The audit committee obtained the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board and discussed with the independent registered public accountants any relationships that may impact their objectivity and independence. The audit committee also reviewed and discussed with the independent registered public accountants all communications required by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and reviewed and discussed the results of the independent registered public accountants' audit of the financial statements.

        Based on the above-described review and discussions with management and the independent registered public accountants, the audit committee recommended to the board of directors that ILG's audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2013.

Audit Committee
Lewis J. Korman, Chairman
Gary S. Howard
Thomas J. Kuhn

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Related Persons

        ILG has adopted a written policy for the review of transactions with related persons by the audit committee of the board of directors. The policy requires review, approval or ratification of transactions exceeding $120,000 in which ILG is a participant and in which an ILG director, executive officer, a significant stockholder or an immediate family member of any of the foregoing persons has a direct or indirect material interest. The audit committee determines whether these transactions are in, or not inconsistent with, the best interests of ILG and its stockholders, taking into consideration whether they are on terms no less favorable to ILG than those available with other parties and the related person's interest in the transaction. The relationships and related party transactions described below relating to Liberty were entered into prior to or in connection with ILG's spin-off from IAC in August 2008. The terms "related person" and "transaction" have the meanings set forth in Item 404(a) of Regulation S-K under the Securities Act.

Agreements with Liberty Media Corporation

        In May 2008, in connection with the settlement of litigation relating to the proposed spin-offs, IAC entered into a "Spinco Agreement" with Liberty Media Corporation (now known as Liberty Interactive Corporation and which we refer to as Liberty), and affiliates of Liberty that hold shares of IAC common stock and/or Class B common stock (together with Liberty, the "Liberty Parties"), among others. At the time of the spin-offs, ILG and each of HSN, Inc., Ticketmaster Entertainment, Inc. and Tree.com, Inc., the other entities that were spun off from IAC in August 2008 (each a "Spinco") assumed from IAC all of those rights and obligations under the Spinco Agreement providing for post-spin-off governance arrangements at the Spincos. As of March 21, 2014, Liberty beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) 16,643,957 shares or 28.8% of ILG common stock. The following summary describes the material terms of those governance arrangements and related matters and is qualified by reference to the full Spinco Agreement, which previously have been filed with the SEC. As required by the Spinco Agreement, ILG entered into a registration rights agreement with the Liberty Parties at the time of the spin-off, as described below.

Spinco Agreement

Representation of Liberty on the Spinco Boards of Directors

        The Spinco Agreement generally provides that so long as Liberty beneficially owns securities of ILG representing at least 20% of the total voting power of ILG's equity securities, Liberty has the right to nominate up to 20% of the directors serving on ILG's board of directors (rounded up to the nearest whole number). Any director nominated by Liberty must be reasonably acceptable to a majority of the directors on ILG's Board who were not nominated by Liberty. All but one of Liberty's nominees serving on ILG's board of directors must qualify as "independent" under applicable stock exchange rules. In addition, the nominating and/or governance committee of the ILG Board may include only "Qualified Directors," namely directors other than any who were nominated by Liberty, are officers or employees of ILG or were not nominated by the nominating and/or governance committee of the ILG Board in their initial election to the board and for whose election any Liberty Party voted shares.

Acquisition Restrictions

        The Liberty Parties have agreed in the Spinco Agreement not to acquire beneficial ownership of any equity securities of ILG (with specified exceptions) unless:

  •
  the acquisition was approved by a majority of the Qualified Directors;

  •
  the acquisition is permitted under the provisions described in "Competing Offers" below; or

  •
  after giving effect to the acquisition, Liberty's ownership percentage of the equity securities of ILG, based on voting power, would not exceed the Applicable Percentage.

        The "Applicable Percentage" initially is Liberty's ownership percentage of ILG upon the spin-off, based on voting power (approximately 29.6%), plus 5%, but in no event more than 35%. Following the spin-off, the Applicable Percentage will be reduced for specified transfers of equity securities of ILG by the Liberty Parties.

Transfer Restrictions

        Unless a majority of the Qualified Directors consent, the Spinco Agreement prohibits transfers by the Liberty Parties of any equity securities of ILG to any person except for certain transfers, including:

  •
  transfers under Rule 144 under the Securities Act (or, if Rule 144 is not applicable, in "broker transactions");

  •
  transfers pursuant to a third party tender or exchange offer or in connection with any merger or other business combination, which merger or business combination has been approved by ILG;

  •
  transfers in a public offering in a manner designed to result in a wide distribution, provided that no such transfer is made, to the knowledge of the Liberty Parties, to any person whose ownership percentage (based on voting power) of ILG's equity securities, giving effect to the transfer, would exceed 15%;

  •
  a transfer of all of the equity securities of ILG beneficially owned by the Liberty Parties and their affiliates in a single transaction if the transferee's ownership percentage (based on voting power), after giving effect to the transfer, would not exceed the Applicable Percentage and only if the transferee assumes all of the rights and obligations (subject to limited exceptions) of the Liberty Parties under the Spinco Agreement relating to ILG;

  •
  specified transfers in connection with changes in the beneficial ownership of the ultimate parent company of a Liberty Party or a distribution of the equity interests of a Liberty Party or certain similar events; and

  •
  specified transfers relating to certain hedging transactions or stock lending transactions in respect of the Liberty Parties' equity securities in ILG, subject to specified restrictions.

Competing Offers

        During the period when Liberty continues to have the right to nominate directors to ILG's board of directors, if ILG's board of directors determines to pursue certain types of transactions on a negotiated basis (either through an "auction" or with a single bidder), Liberty is granted certain rights to compete with the bidder or bidders, including the right to receive certain notices and information, subject to specified conditions and limitations. In connection with any such transaction that ILG is negotiating with a single bidder, ILG's board must consider any offer for a transaction made in good faith by Liberty but is not obligated to accept any such offer or to enter into negotiations with Liberty.

        If a third party (i) commences a tender or exchange offer for at least 35% of the capital stock of ILG other than pursuant to an agreement with ILG or (ii) publicly discloses that its ownership percentage (based on voting power) exceeds 20% and ILG's Board fails to take certain actions to block such third party from acquiring an ownership percentage of ILG (based on voting power) exceeding the Applicable Percentage, the Liberty Parties generally will be relieved of the obligations described under "Acquisition Restrictions" above to the extent reasonably necessary to permit Liberty to commence and consummate a competing offer. If Liberty's ownership percentage (based on voting power) as a result of the consummation of a competing offer in response to a tender or exchange offer described in (i) above exceeds 50%, any consent or approval requirements of the Qualified Directors in the Spinco

Agreement will be terminated, and, following the date that Liberty's ownership percentage (based on voting power) exceeds 50%, the obligations described under "Acquisition Restrictions" will be terminated.

Other

        Amendments to the Spinco Agreement and determinations required to be made thereunder (including approval of transactions between a Liberty Party and ILG that would be reportable under the proxy rules) will require the approval of the Qualified Directors.

Registration Rights Agreement

        As indicated above under "Spinco Agreement," ILG granted to Liberty the registration rights described below at the time of the spin-off.

        Under the registration rights agreement, the Liberty Parties and their permitted transferees (the "Holders") are entitled to three demand registration rights (and unlimited piggyback registration rights) in respect of the shares of ILG common stock received by the Liberty Parties as a result of the spin-off and other shares of ILG common stock acquired by the Liberty Parties consistent with the Spinco Agreement (collectively, the "Registrable Shares"). The Holders are permitted to exercise their registration rights in connection with certain hedging transactions that they may enter into in respect of the Registrable Shares.

        ILG is obligated to indemnify the Holders, and each selling Holder is obligated to indemnify the Spinco, against specified liabilities in connection with misstatements or omissions in any registration statement.

Other

        An officer of Royal Caribbean Cruises Ltd. is part of our board of directors. Through the travel services we offer, we sell Royal Caribbean cruises. During 2013, we recorded revenue of $0.9 million for these sales and Royal Caribbean had $8.0 million of gross sales from our bookings of their cruises, which in each case is less than 5% of gross revenues for the year.

 INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS' FEES

        The following table sets forth fees for professional services rendered by Ernst & Young LLP for fiscal years 2013 and 2012.

	2013 Estimated Fees		2012 Actual Fees
Audit Fees(1)	$1,526,757	(3)	$1,054,247
Audit-Related Fees(2)	40,767		47,846
Tax Fees	—		—
All Other Fees	—		—

Total Fees	$1,567,524		$1,102,093

(1)
Includes fees and expenses related to the fiscal year integrated audit and AU Section 722 interim reviews, statutory audits of foreign subsidiaries, SEC filings, including consents and comment letters, notwithstanding when fees and expenses were billed or when the services were rendered.

(2)
Includes fees and expenses for services rendered during the respective year related to opinions on the Statements of Key Operating Exchange Statistics of Interval International and debt compliance, as well as procedures for compliance with UK travel regulations. Amount presented for 2013 is an estimate.

(3)
Amounts in local currencies are converted at the respective exchange rates at December 31, 2013.

Audit Committee Pre-Approval of Independent Accountant Services

        The audit committee pre-approves, on an individual basis, all audit and permissible non-audit services provided by the independent registered public accountants. These services may include audit services, audit-related services, tax services and other services.

        Ernst & Young LLP has been selected by the audit committee to serve as ILG's independent registered public accountants for the fiscal year ending December 31, 2014. A representative of Ernst & Young LLP will be present at the annual meeting, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

PROPOSAL 3—RATIFICATION OF THE SELECTION OF ILG'S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        ILG is asking its stockholders to ratify the selection of Ernst & Young LLP as ILG's independent registered public accounting firm for the year ending December 31, 2014. Although ratification is not required, the board of directors is submitting the selection of Ernst & Young LLP to its stockholders for ratification as a matter of good corporate governance. If the selection is not ratified, the audit committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the audit committee in its discretion may select a different registered public accounting firm at any time during the fiscal year if it determines that such a change would be in the best interests of ILG and its stockholders.

        The board of directors recommends that you vote FOR the proposal to ratify the selection of Ernst & Young LLP as ILG's independent registered public accounting firm for the year ending December 31, 2014.

 OTHER MATTERS

        Management does not know of any other matters which will be presented for action at the meeting. If any other matters shall properly come before the meeting, the persons named in the proxy will vote thereon in accordance with their judgment.

Stockholder Proposals for 2015 Annual Meeting

        An eligible stockholder who wishes to have its qualifying stockholder proposal considered for inclusion in our proxy materials for such meeting must send a qualifying stockholder proposal to our Corporate Secretary at our executive offices at the address below no later than December 2, 2014. To qualify as an eligible stockholder with regard to making a stockholder proposal, a stockholder must, among other things, have continuously held at least $2,000 in market value or 1% of our outstanding capital stock for at least one year by the date of submission of the stockholder proposal, and must continue to own that amount of stock through the date of the annual meeting.

        If you want to make a proposal or nominate a director for consideration at next year's annual meeting without having the proposal included in our proxy materials, you must comply with the current advance notice provisions and other requirements set forth in our Bylaws. Under our Bylaws, a stockholder may bring a matter to vote upon at an annual meeting by giving adequate notice to our Corporate Secretary. To be adequate, that notice must contain the information specified in our Bylaws and be received by us not earlier than January 15, 2015 nor later than 5:00 p.m., Eastern Time, on February 15, 2015. If, however, the date of the annual meeting is advanced or delayed by more than 30 days from May 12, 2015, timely notice by the stockholder must be delivered not later than the 90th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.

        If we do not receive your proposal or nomination by the appropriate deadline, then it may not be brought before the 2015 Annual Meeting of Stockholders. The fact that we may not insist upon compliance with these requirements should not be construed as a waiver of our right to do so at any time in the future.

        All proposals or nominations should be addressed to Interval Leisure Group, Inc., 6262 Sunset Drive, Miami, Florida 33143, Attention: Corporate Secretary.

Householding

        The SEC permits a single Notice of Internet Availability of Proxy Materials or set of annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing costs. A number of brokerage firms have instituted householding. Only one copy of our Notice of Internet Availability of Proxy Materials or this proxy statement and the accompanying annual report will be sent to certain beneficial stockholders who share a single address, unless any stockholder residing at that address gave contrary instructions.

        If any beneficiary stockholder residing at such an address desires at this time to receive a separate copy of our Notice of Internet Availability of Proxy Materials or this proxy statement and the attached annual report or if any such stockholder wishes to receive a separate proxy statement and annual report in the future, the stockholder should provide such instructions to ILG by calling ILG Investor Relations, at 305-666-1861 x6030, or by writing Interval Leisure Group, Inc., 6262 Sunset Drive, Miami, Florida 33143, Attention: Investor Relations.

 ANNUAL REPORTS

        Upon written request to the Corporate Secretary, Interval Leisure Group, Inc., 6262 Sunset Drive, Miami, Florida 33143, ILG will provide without charge to each person that solicited a copy of ILG's 2013 Annual Report on Form 10-K, including the financial statements and financial statement schedule filed therewith. Copies are also available on our website, www.iilg.com. ILG will furnish requesting stockholders with any exhibit not contained in its 2013 Annual Report on Form 10-K upon payment of copying costs.

By order of the Board of Directors,
Victoria J. Kincke
 Secretary

Dated: March 27, 2014

 APPENDIX A

ADJUSTED EBITDA REPORTED RECONCILIATION

	Year Ended December 31,
	2013	2012	2011
Adjusted EBITDA	$166,243	$157,068	$152,349
Non-cash compensation expense	(10,429)	(10,931)	(11,636)
Other non-operating income (expense), net	259	(2,456)	1,580
Prior period item	3,496	—	—
Acquisition related and restructuring costs	(4,466)	107	(1,351)
Loss on extinguishment of debt	—	(18,527)	—

EBITDA	155,103	125,261	140,942
Amortization expense of intangibles	(8,133)	(23,041)	(27,301)
Depreciation expense	(14,531)	(13,429)	(13,277)
Less: Other non-operating income (expense), net	(259)	2,456	(1,580)
Less: Net income attributable to noncontrolling interest	565	7	—
Less: Loss on extinguishment of debt	—	18,527	—

Operating income	132,745	109,781	98,784
Interest income	362	1,792	1,263
Interest expense	(6,172)	(25,629)	(35,575)
Other non-operating income (expense), net	259	(2,456)	1,580
Loss on the extinguishment of debt	—	(18,527)	—
Income tax provision	(45,412)	(24,252)	(24,926)

Net income	81,782	40,709	41,126
Net income attributable to noncontrolling interest	(565)	(7)	—

Net income attributable to common stockholders	$81,217	$40,702	$41,126

A-1

 ADJUSTED EBITDA INCENTIVE CALCULATION RECONCILIATION

	Year Ended December 31,
	2013	2012	2011
Adjusted EBITDA	$169,533	$157,182	$150,998
Non-cash compensation expense	(10,429)	(10,931)	(11,636)
Other non-operating income (expense), net	259	(2,456)	1,580
Acquisition related costs	(3,693)	—	—
Loss on extinguishment of debt	—	(18,527)	—

EBITDA	155,668	125,268	140,942
Amortization expense of intangibles	(8,133)	(23,041)	(27,301)
Depreciation expense	(14,531)	(13,429)	(13,277)
Less: Other non-operating income (expense), net	(259)	2,456	(1,580)
Less: Loss on extinguishment of debt	—	18,527	—

Operating income	132,745	109,781	98,784
Interest income	362	1,792	1,263
Interest expense	(6,172)	(25,629)	(35,575)
Other non-operating income (expense), net	259	(2,456)	1,580
Loss on the extinguishment of debt	—	(18,527)	—
Income tax provision	(45,412)	(24,252)	(24,926)

Net income	81,782	40,709	41,126
Net loss attributable to noncontrolling interest	(565)	(7)	—

Net income attributable to common stockholders	$81,217	$40,702	$41,126

	Year Ended December 31,
	2013	2012	2011
	(Dollars in thousands)
Net income attributable to common stockholders	$81,217	$40,702	$41,126
Prior period item	(3,496)	—	—
Income tax provision on prior period item(1)	1,355	—	—
Loss on extinguishment of debt	—	18,527	—
Income tax benefit of adjusting item(1)	—	(7,270)	—

Non-GAAP net income	$79,076	$51,959	$41,126

	Year Ended December 31,
	2013	2012	2011
Diluted earnings per share	$1.40	$0.71	$0.71
Loss on extinguishment of debt	(0.06)	0.33	—
Income tax benefit of adjusting item(1)	0.02	(0.13)	—

Non-GAAP diluted earnings per share	$1.37	$0.91	$0.71

(1)
Tax rate utilized is the applicable effective tax rate respective to the period to the extent amounts are deductible.

A-2

Appendix B

A. O. Smith Corporation
Acxiom Corporation
Aerojet-General Corporation
AGC Chemicals
American Axle & Manufacturing Holdings, Inc.
American Heart Association
American Standard Brands
AMSTED Industries Incorporated
Amtrak
ANADIGICS, Inc
Andersen Corporation
Armstrong World Industries, Inc.
Ash Grove Cement Company
Avid Technology, Inc.
Bain & Company, Inc.
The Bama Companies, Inc
Barnes Group Inc.
Battelle Energy Alliance LLC
Bausch & Lomb Incorporated
Beam Inc.
Boise Cascade Holdings Llc
Boise Inc.
The Bon-Ton Stores, Inc.
Brady Corporation
Briggs & Stratton Corporation
Broadridge Financial Solutions, Inc.
Brown-Forman Corporation
Burger King Corporation
Bush Brothers & Company
Cabot Microelectronics Corporation
Career Education Corporation
Carestream Health Inc.
Carter's, Inc.
Cartus Corporation
Charming Shoppes, Inc.
Chart Industries, Inc.
Chipotle Mexican Grill, Inc.
Church & Dwight Company, Inc.
Constellation Brands, Inc.
Curtiss-Wright Corporation
Deluxe Corporation
Denny's Corporation
DineEquity, Inc.
Dolby Laboratories, Inc.
Donaldson Company, Inc.
DST Systems, Inc.
Duke Realty Corporation
The Dun & Bradstreet Corporation
Dunkin' Brands, Inc.
Edwards Lifesciences Corporation
Elkay Manufacturing Company
Equifax Inc.
ESCO Technologies Inc.
Federal Reserve Information Technology
FedEx Office
Foster Wheeler AG
Furniture Brands International, Inc.
Gardner Denver, Inc.
GATX Corporation
GenCorp Inc.
Generac Holdings Inc.
Global Payments Inc.
Goodman Global, Inc
Graco Inc.
Greyhound Lines, Inc.
H&R Block, Inc.
H.B. Fuller Company
Haworth, Inc.
HDR Inc
Herman Miller, Inc.
HNTB
Houghton Mifflin Company
Husco International
ICF International, Inc.
IDEX Corporation
IEWC Corp.
IMG
InterContinental Hotels Group
ITT Corporation
Jack in the Box Inc.
James Hardie
John B. Sanfillipo & Son, Inc.
Johns Manville Corporation
Kaman Corporation
Kao Brands Company
Kennametal Inc.
Keystone Foods LLC
The KEYW Holding Corporation
KONE, Inc.
L.L. Bean, Inc.
Learning Care Group Inc.
Maple Leaf Foods Inc.
Martin Marietta Materials, Inc.
Merrill Corporation
The MITRE Corporation
Moody's Corporation
Mueller Water Products, Inc.
Navigant Consulting, Inc.
Navy Exchange Service Command
New York University Inc.
Nordson Corporation
Olin Corporation
OMNOVA Solutions Inc.
Pacific Sunwear of California, Inc.
Packaging Corporation of America
The Pampered Chef, Ltd.
Panduit Corp.
Papa John's International, Inc.
Paychex, Inc.
Pernod Ricard USA
Petco Animal Supplies, Inc.
Polaris Industries Inc.
PolyOne Corporation
Rayonier Inc.
Reckitt Benckiser Inc.
Redcats USA
Revlon, Inc.
Rich Products Corporation
Sandia National Laboratories
Sauer-Danfoss Inc.
Schneider National, Inc.
The Scotts Miracle-Gro Company
Snap-on Incorporated
Solutia Inc.
Steelcase Inc.
SuperMedia Inc.
Taminco, Inc.
TASC, Inc.
TD Ameritrade Holding Corporation
TDS Telecommunications Corporation
Texas Industries, Inc.
Thirty-One Gifts LLC
Timex Corporation
Tower International
Trinchero Family Estates
True Value Company
Tupperware Brands Corporation
United Launch Alliance, LLC
United Space Alliance, LLC
Valmont Industries, Inc.
Vulcan Materials Company
W. L. Gore & Associates, Inc.
Warner Bros. Entertainment Inc.
Waters Corporation
Wells' Dairy, Inc.
Wendy's International, Inc.
Whataburger Inc
Woodward Inc.

B-1

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0000203492_1 R1.0.0.51160 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Craig M. Nash 02 David Flowers 03 Victoria L. Freed 04 Gary S. Howard 05 Lewis J. Korman 06 Thomas J. Kuhn 07 Thomas J. McInerney 08 Thomas P. Murphy, Jr. 09 Avy H. Stein INTERVAL LEISURE GROUP INC 6262 SUNSET DRIVE MIAMI, FL 33143 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2 To approve a non-binding advisory resolution on executive compensation. 3 To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for Interval Leisure Group for the fiscal year ending December 31, 2014. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. For address change/comments, mark here. (see reverse for instructions)

0000203492_2 R1.0.0.51160 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com . INTERVAL LEISURE GROUP INC Annual Meeting of Stockholders 5/12/2014 3:00 PM The stockholder(s) hereby appoint(s) Craig M. Nash, Jeanette E. Marbert and William L. Harvey, or any of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of INTERVAL LEISURE GROUP INC that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 3:00 PM, EDT on May 12, 2014, at Interval Leisure Group's offices, 6262 Sunset Drive, Miami, Florida 33143, and any adjournment or postponement thereof. (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Address change/comments: Continued and to be signed on reverse side

QuickLinks

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS
PROPOSAL 1—ELECTION OF DIRECTORS
Information Regarding the Director Nominees
CORPORATE GOVERNANCE
Director Compensation
COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE COMPENSATION
Summary Compensation Table
Grants of Plan-Based Awards for Fiscal Year 2013
Outstanding Equity Awards at Fiscal Year-End for Fiscal Year 2013
Stock Vested for Fiscal Year 2013
Pension Benefits for Fiscal Year 2013 and Nonqualified Deferred Compensation for Fiscal Year 2013
PROPOSAL 2—APPROVAL OF NON-BINDING ADVISORY RESOLUTION ON EXECUIVE COMPENSATION
Equity Compensation Plan Information
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
AUDIT COMMITTEE REPORT
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS' FEES
PROPOSAL 3—RATIFICATION OF THE SELECTION OF ILG'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER MATTERS
ANNUAL REPORTS
  APPENDIX A
ADJUSTED EBITDA REPORTED RECONCILIATION
ADJUSTED EBITDA INCENTIVE CALCULATION RECONCILIATION